Exhibit 2.1

Execution Copy

SHARE AND ASSET PURCHASE AGREEMENT

among

PIERRE FOODS, INC.,

CLOVERVALE FARMS, INC.,

CAWRSE PROPERTIES, LLC,

CLOVERVALE REALTY, INC.,

and

RICHARD S. CAWRSE, JR.

Dated as of August 18, 2006

SHARE AND ASSET PURCHASE AGREEMENT

THIS AGREEMENT is entered into as of August 18, 2006 among PIERRE FOODS, INC., a North Carolina corporation (“Buyer”), CLOVERVALE FARMS, INC., an Ohio corporation (the “Company”), CAWRSE PROPERTIES, LLC, an Ohio limited liability company (“Cawrse Properties”), CLOVERVALE REALTY, INC., an Ohio corporation (“Clovervale Realty”), and RICHARD S. CAWRSE, JR., the sole shareholder of the Company (the “Shareholder”), under the following circumstances:

A.  The Company is engaged in the business (the “Business”) of manufacturing and selling packaged food products;

B.  Shareholder owns all of the outstanding capital shares of the Company and Cawrse Properties and Clovervale Realty own the real property used in the Business; and

C.  Buyer desires to purchase, and Shareholder, Cawrse Properties and Clovervale Realty desire to sell, all of the outstanding capital shares of the Company and the real property used in the Business, other than the real property located in Lorain, Ohio, on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, the terms set forth below shall be defined as follows:

“Accounting Firm” has the meaning given that term in Section 2.04(d).

“Accrued Profit Sharing” has the meaning given that term in Section 3.06.

“Affiliate Sellers” means Cawrse Properties and Clovervale Realty.

“Agreement” means this Share and Asset Purchase Agreement.

“Amherst Property” means the real property, all buildings and other improvements thereon and all fixtures and equipment used in connection therewith, and all easements and other rights appurtenant or relating thereto, located in Amherst, Ohio and used in the Business, as more particularly described on Schedule 3.16.

“Amherst Purchase Price” has the meaning given that term in Section 2.02.

“Baltimore Escrow Amount” has the meaning given that term in Section 2.03(a)(iii).

“Cawrse Properties” means Cawrse Properties, LLC, an Ohio limited liability company, of which Shareholder is the sole member.

“Chef’s Pantry” means Chef’s Pantry, Inc., an Ohio corporation, of which the Company is the sole shareholder.

“Chocolate Line” means the parts and equipment which, when properly assembled, could constitute a chocolate manufacturing line.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning given that term in Section 7.01.

“Clovervale Realty” means Clovervale Realty, Inc. an Ohio corporation, of which Shareholder is the sole shareholder.

“Clovervale Transportation” means Clovervale Transportation, Inc., an Ohio corporation, of which the Company is the sole shareholder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Clovervale Farms, Inc., an Ohio corporation.

“Commitment” has the meaning given that term in Section 5.06(c).

“Confidentiality Agreement” means the Confidentiality Agreement dated March 1, 2006 between Buyer and Shareholder.

“Confidential Information” has the meaning given that term in Section 8.03(b).

“Contracts” means and includes all of the following to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their respective property or assets may be bound, and in the case of any Affiliate Seller, relates to any Transferred Real Property: (i) any real property lease; (ii) any lease of equipment or other personal property requiring annual payments in excess of $20,000; (iii) any franchise, dealer or other distribution agreement pursuant to which the Company or any Subsidiary sells or otherwise distributes products or services or pursuant to which any other person sells or otherwise distributes any such products or services to the Company or any Subsidiary (other than purchase orders received from customers in the ordinary course of business for less than $500,000 worth of products or services in any twelve-month period); (iv) any supply contract or other agreement or understanding pursuant to which the Company and the Subsidiaries combined purchased in the last fiscal year, or expects to purchase in the current fiscal year, in excess of $100,000 worth of products or services; (v) any agreement, arrangement, or commitment which restricts the conduct of any line of business or which imposes a confidentiality obligation upon the Company or any Subsidiary; (vi) any agreement with or benefiting any current or former director, officer or shareholder of the Company or any Subsidiary, or any affiliate of any of them; (vii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Subsidiary or to the extent related to the Transferred Real Property, any Affiliate Seller; (viii) any agreement pursuant to which the Company or any Subsidiary is obligated to lend money or make advances to any person; (ix) any agreement, arrangement or commitment to guarantee the obligations of, or to indemnify or exonerate from liability, any person (including, without limitation, the Company, any Subsidiary, or any director or officer of the Company or any Subsidiary); (x) any Tax allocation or Tax sharing agreement; (xi) any Proprietary Rights License; (xii) any agreement or arrangement relating to the ownership or control of the Company, any Subsidiary, or any Transferred Real Property; (xiii) any contract, commitment, agreement or understanding with respect to deferred compensation payable by the Company or any Subsidiary; (xiv) any consulting agreement; (xv) any other contract, commitment, agreement or understanding, whether written or oral, which involves the payment or receipt of more than $15,000 per year and is not terminable without penalty to the Company, any Subsidiary, or any Affiliate Seller upon not more than 30 days’ notice; and (xvi) any other contract or agreement not in the ordinary course of business of the Company, the Subsidiaries, or any Affiliate Seller, other than this Agreement or any other contract or agreement entered into in connection with the transactions contemplated by this Agreement.

“Easley Property” means the real property, all buildings and other improvements thereon and all fixtures and equipment used in connection therewith, and all easements and other rights appurtenant or relating thereto, located in Easley, South Carolina and used in the Business, as more particularly described on Schedule 3.16.

“Easley Purchase Price” has the meaning given that term in Section 2.02.

“Effective Time” has the meaning given to such term in Section 7.02.

“Employee Plans” means all employment, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, severance, termination, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of the Company or any Subsidiary due to their status as present or former directors, officers or employees of the Company or any Subsidiary.

“Entity” means an individual, firm, trust, corporation, partnership, limited liability company, joint venture, business, enterprise, association or organization, however constituted or existing.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation or code, any administrative or judicial interpretations thereof, and any license, permit, authorization, approval, consent order, judgment, decree, injunction or agreement with any Governmental Entity related to (i) the protection of human health or protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, emission, Release or disposal of Hazardous Substances.  “Environmental Laws” include, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; all comparable state and local laws; and any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agent” means LaSalle Bank National Association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, Shareholder, and Escrow Agent at the Closing, which shall be in substantially the form attached hereto as Exhibit A.

“Estimated Closing Working Capital” has the meaning given that term in Section 2.04(a).

“Estimated Closing Working Capital Statement” has the meaning given that term in Section 2.04(a).

“Estimated Working Capital Adjustment” has the meaning given that term in Section 2.04(a).

“FDA” means United States Food and Drug Administration.

“Final Closing Working Capital” has the meaning given that term in Section 2.04(b).

“Final Working Capital Adjustment” has the meaning given that term in Section 2.04(b).

“Final Working Capital Statement” has the meaning given that term in Section 2.04(b).

“Financial Statements” means (i) the reviewed, combined financial statements, schedules and notes of the Company and its Subsidiaries at and for the year ended December 31, 2004, (ii) the reviewed, combined financial statements, schedules and notes of the Company, its Subsidiaries, and Clovervale Realty and Cawrse Properties at and for the year ended December 31, 2005, and (iii) the internal financial statements of the Company and its Subsidiaries at and for the six (6) months ended June 30, 2006.

“Food” means all products (whether finished food or food ingredients) that the Company or any Subsidiary manufactures as of the Closing Date and all products (whether finished food or food ingredients) that the Company or any Subsidiary has manufactured prior to the Closing Date.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“General Escrow Amount” has the meaning given that term in Section 2.03(a)(i).

“Governmental Entity” means any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign.

“Hazardous Substance” means any substance or waste which is listed, defined, designated or classified as hazardous, toxic, explosive, radioactive, or otherwise is regulated, under any Environmental Law, whether by type or by quantity.  Hazardous Substances include, without limitation, any “hazardous substance” as defined in Section 101(14) of CERCLA, petroleum products and any derivative or by-product thereof, asbestos, ammonia, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means (i) any and all indebtedness of the Company or any Subsidiary for borrowed money, (ii) any and all indebtedness of any Affiliate Seller which is secured by any interest in any Transferred Real Property, (iii) any and all amounts owed by the Company or any Subsidiary to Shareholder or any of his affiliates, including but not limited to, any Affiliate Seller, other than the Company or any Subsidiary (including, without limitation, trade payables, but excluding employee compensation and benefits and normal business expense reimbursements incurred in the ordinary course of business consistent with past practices) (“Shareholder Indebtedness”), and (iv) any and all amounts now due and payable or to become due and payable to David Lewis pursuant to that certain Employment Agreement (the “Lewis Agreement”) dated January 1, 2003 through the term of such Agreement (“Lewis Indebtedness”).

“Inventory” has the meaning given that term in Section 2.04(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means known or reasonably should have known without additional inquiry.  When used with respect to the Company, “Knowledge” means the Knowledge of Shareholder, Robert Barron, Ted Geischart, or Angela Viglas.

“Liabilities” has the meaning given that term in Section 2.04(b).

“Lien” means any mortgage, pledge, charge, security interest or other encumbrance upon, or conditional assignment of, any property or assets.

“Material Adverse Effect” means a material adverse effect on the financial condition, results of operations, business, or to the Knowledge of the Company, the prospects, of the Company and its Subsidiaries taken as a whole.

“Notice of Disagreement” has the meaning given that term in Section 2.04(c).

“Patent Escrow Amount” has the meaning given that term in Section 2.03(a)(ii).

“Permitted Encumbrance” means Liens with respect to current taxes not yet delinquent or which are being contested in good faith by appropriate proceedings.

“Prepaid Assets” has the meaning given that term in Section 2.04(b).

“Prime Rate” means the prime rate as published in the Wall Street Journal.

“Proprietary Rights” means patents, trademarks, service marks, trade names, copyrights, brand names, logos and domain names (including all registrations and applications therefor) which relate to or are used in the Business or which are owned by the Company or any Subsidiary and all other intellectual property, know-how, trade secrets, formulae, drawings and processes which are used in the Business or which are owned by the Company or any Subsidiary.

“Proprietary Rights License” means any agreement under which the Company or any Subsidiary:  (i) obtains any right to use Proprietary Rights or any right to provide Proprietary Rights to any other person, or (ii) provides to any other person any right to use any Proprietary Rights or any right to provide Proprietary Rights to any other person.

“Real Property Permitted Exceptions” means such easements, restrictions, covenants and reservations of record and public rights of way identified on Schedule 1 hereto, and real estate taxes and assessments (general or special) which are not due and payable as of the Closing Date.

“Real Property Purchaser” means Pierre Real Property, LLC, an Ohio limited liability company, of which Buyer is the sole member.

“Release” means “release” as defined in Section 101(22) of CERCLA.

“Receivables” has the meaning given that term in Section 2.04(b).

“Rights of Purchase” means subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments, binding promises or any other similar agreements or arrangements of any character.

“Schedules” means the disclosure schedules delivered by Shareholder to Buyer pursuant to this Agreement.

“Shares” means all of the outstanding capital shares of the Company.

“Share Purchase Price” has the meaning given that term in Section 2.02.

“Straddle Periods” has the meaning given that term in Section 8.01(b).

“Subsidiary” means Chef’s Pantry, Clovervale Transportation, or any other corporation or other Entity of which the Company or any Subsidiary (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests.

“Target Working Capital” means $3,812,000.

 “Tax Claim” means a Claim for a breach of a representation or warranty set forth in Section 3.09 or a Claim under Section 10.02(a)(iii).

“Tax Returns” means federal, state, local and foreign income, gross receipts, franchise, sales, use, excise, real and personal property, transfer, employment, social security, unemployment, withholding and other tax returns and reports.

“Taxes” means federal, state, local or foreign income, gross receipts, franchise, sales, use, excise, value added, goods and services, gross receipts, real and personal property, transfer, employment, social security, unemployment and withholding and other taxes or assessments and any interest or penalties thereon or other similar additions thereto.

“Termination Date” has the meaning given that term in Section 9.01(b).

“Title Company” has the meaning given that term in Section 5.06(c).

“Transferred Real Property” means the Amherst Property and the Easley Property.

“USDA” means the United States Department of Agriculture.

ARTICLE 2

PURCHASE AND SALE

2.01  Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (which shall be held as provided in Article 7), for the consideration payable as provided in this Article 2: (i) Shareholder shall sell, assign and transfer to Buyer, and Buyer shall purchase from Shareholder, all of the outstanding Shares, (ii) Cawrse Properties shall sell, assign and transfer to the Real Property Purchaser, and Buyer shall cause the Real Property Purchaser to purchase from Cawrse Properties, the Amherst Property, and (iii) Clovervale Realty shall sell, assign and transfer to the Real Property Purchaser, and Buyer shall cause the Real Property Purchaser to purchase from Clovervale Realty, the Easley Property.

2.02  Purchase Price.  The consideration to be paid by Buyer to Shareholder in full consideration for the sale of the Shares to Buyer shall be $16,175,000 less the sum of (i) all indebtedness of the Company and Subsidiaries for borrowed money set forth on Exhibit 2.03(a) and (ii) the Lewis Indebtedness, subject to adjustment as set forth in Section 2.04 (the “Share Purchase Price”).  The consideration to be paid by the Real Property Purchaser to Carwrse Properties for the Amherst Property shall be $5,400,000 (the “Amherst Purchase Price”).  The consideration to be paid by the Real Property Purchaser to Clovervale Realty for the Easley Property shall be $1,225,000 (the “Easley Purchase Price”).

2.03  Payment.  (a)  At the Closing, Buyer shall pay or apply the Share Purchase Price, as adjusted in accordance with Section 2.04, as follows:

(i)      To Escrow Agent from that portion of the Share Purchase Price payable to Shareholder $2,500,000 by wire transfer of immediately available funds to the account specified by Escrow Agent (the “General Escrow Amount”).

(ii)     To Escrow Agent from that portion of the Share Purchase Price payable to Shareholder $1,250,000 by wire transfer of immediately available funds to the account specified by Escrow Agent (the “Patent Escrow Amount”).

(iii)    To Escrow Agent from that portion of the Share Purchase Price payable to Shareholder $1,500,000 by wire transfer of immediately available funds to the account specified by Escrow Agent (the “Baltimore Escrow Amount”).

(iv)      By wire transfer of immediately available funds, the entire remaining outstanding amount of the Indebtedness (including, without limitation, all premiums, penalties and other amounts payable in connection therewith), if any, of the Company or its Subsidiaries) other than Indebtedness of the Company or any Subsidiary for borrowed money set forth on Schedule 2.03(a) and the Lewis Indebtedness, with funds made available by Buyer from the Share Purchase Price (which amount shall reduce the amount of the Share Purchase Price payable to Shareholder).

(v)       To Shareholder, the remainder of the Share Purchase Price, after deducting the portions paid or applied in accordance with Sections 2.03(a)(i), 2.03(a)(ii), 2.03(a)(iii), and 2.03(a)(iv) by wire transfer of immediately available funds to an account specified by Shareholder.

(b)  At the Closing, Buyer shall cause the Real Property Purchaser to pay or apply the Amherst Purchase Price as follows:

(i)      By wire transfer of immediately available funds, the entire remaining outstanding amount of the Indebtedness (including, without limitation, all premiums, penalties and other amounts payable in connection therewith), if any, of Cawrse Properties, with funds made available by Real Property Purchaser from the Amherst Purchase Price (which amount shall reduce the amount of the Amherst Purchase Price payable to Cawrse Properties).

(ii)       To Cawrse Properties, the remainder of the Amherst Purchase Price, after deducting the portions paid or applied in accordance with Section 2.03(b)(i), by wire transfer of immediately available funds to an account specified by Cawrse Properties.

(c)  At the Closing, Buyer shall cause the Real Property Purchaser to pay or apply the Easley Purchase Price as follows:

(i)      By wire transfer of immediately available funds, the entire remaining outstanding amount of the Indebtedness (including, without limitation, all premiums, penalties and other amounts payable in connection therewith), if any, of Clovervale Realty, with funds made available by Real Property Purchaser from the Easley Purchase Price (which amount shall reduce the amount of the Easley Purchase Price payable to Clovervale Realty).

(ii)       To Clovervale Realty, the remainder of the Easley Purchase Price, after deducting the portions paid or applied in accordance with Section 2.03(c)(i), by wire transfer of immediately available funds to an account specified by Clovervale Realty.

2.04  Working Capital Adjustment.  (a)  Shareholder has delivered to Buyer a good faith estimate of the working capital of the Company and the Subsidiaries as of the Effective Time (the “Estimated Closing Working Capital Statement”), setting forth in reasonable detail the estimated Current Assets and the estimated Liabilities, and the estimated working capital of $3,727,000 (amount determined by subtracting the Liabilities from the Current Assets) as of the Effective Time (the “Estimated Closing Working Capital”).  At the Closing, the Share Purchase Price shall be (i) increased dollar for dollar to the extent that the Estimated Closing Working Capital exceeds the Target Working Capital, or (ii) decreased dollar for dollar to the extent that the Estimated Closing Working Capital is less than the Target Working Capital (the “Estimated Working Capital Adjustment”).

(b)  Within 90 days after the Closing Date, Buyer shall prepare or cause to be prepared, and delivered to Shareholder, a statement of the working capital of the Company and the Subsidiaries as of the Effective Time (the “Final Working Capital Statement”).  The Final Working Capital Statement shall be prepared from the books and records of the Company and the Subsidiaries and shall show the following (determined in accordance with GAAP and reserves determined in accordance with GAAP consistent with past practices):  (i) the aggregate book value of the accounts receivable and other receivables (the “Receivables”) of the Company and the Subsidiaries, net of a reserve for doubtful accounts, (ii) the inventories of finished goods, work-in-progress, raw materials and packaging supplies of the Company and the Subsidiaries (collectively, the “Inventory”), determined after taking into account the physical count of such inventories taken as provided in Section 2.04(e), and (iii) the prepaid assets of the Company and the Subsidiaries (the “Prepaid Assets” and, collectively with the Receivables and the Inventory, the “Current Assets”), and (iv) the accounts payable and all other accrued current liabilities of the Company and the Subsidiaries, other than:  (A) the Indebtedness paid at the Closing, and (B) liabilities or reserves for accrued or deferred income Taxes (the accounts payable and other accrued current liabilities to be included in the Final Working Capital Statement are referred to collectively as the “Liabilities”).  The Final Working Capital Statement also shall show the amount determined by subtracting the Liabilities from the Current Assets (the result of such subtraction being the “Final Closing Working Capital”) and the difference between the Final Closing Working Capital and the Target Working Capital (the “Final Working Capital Adjustment”).  Notwithstanding the foregoing, the Final Closing Working Capital shall be determined on a basis consistent with past practice and to the extent there are accruals or reserves established to reduce the Final Closing Working Capital that had not been treated as accruals or reserves consistent with past practice, the amount of any such accrual or reserve shall also be applied to the Target Working Capital in order to compare each amount in a consistent manner.

(c)  The Final Working Capital Statement shall become final and binding upon the parties on the earlier of:  (i) the date Shareholder gives notice of its acceptance of the Final Working Capital Statement, (ii) the 30th day following receipt of the Final Working Capital Statement by Shareholder, unless Shareholder gives written notice to Buyer prior to such date of its disagreement with the Final Working Capital Statement (the “Notice of Disagreement”), or (iii) if the Notice of Disagreement is received by Buyer within such 30-day period, on the earlier of:  (x) the date Buyer and Shareholder resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date any disputed matters finally are resolved in writing by the Accounting Firm as hereinafter provided.  The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement and shall include only disagreements based on mathematical errors or the Final Working Capital Statement not being calculated in accordance with this Section 2.04.

(d)  During the 30-day period following the delivery of the Notice of Disagreement, Buyer and Shareholder shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  If all such differences are not so resolved within the 30-day period, at the end of such 30-day period, Buyer and Shareholder shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement.  Unless Buyer and Shareholder otherwise agree in writing, the Accounting Firm shall be the Cleveland office of Grant Thornton LLP.  The Accounting Firm shall be instructed to use its best efforts to notify the parties of its determination concerning the matter(s) included in the Notice of Disagreement within 30 days of its appointment.  The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between Shareholder, on the one hand, and Buyer, on the other, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Shareholder and Buyer made by the Accounting Firm, such that the prevailing party pays the lesser proportion of the fees and expenses.

(e)  In connection with the preparation of the Final Working Capital Statement, a physical count of the Inventory of the Company and the Subsidiaries as of the Effective Time shall be taken pursuant to which all of the Inventory shall be counted as to quantity by personnel of the Company using procedures agreed upon by Buyer and Shareholder.  Representatives of Buyer and Shareholder shall be permitted to observe the physical count.  Based on the physical count, damaged and missing inventory shall be excluded from the Final Working Capital Statement, and the value of the Inventory on the Final Working Capital Statement reduced by reserves (all as determined in accordance with GAAP and reserves determined in accordance with GAAP consistent with past practices).  The parties shall use commercially reasonable efforts to resolve any objections to the value of the Inventory during the course of the physical count.

(f)  Within two (2) business days after the Final Working Capital Statement becomes final and binding in accordance with Section 2.04:

(i)  If the Share Purchase Price, as adjusted using the Final Working Capital Adjustment shown on the Final Working Capital Statement, is greater than the Share Purchase Price determined at the Closing using the Estimated Working Capital Adjustment shown on the Estimated Working Capital Statement, Buyer shall pay to Shareholder, or

(ii)  if the Share Purchase Price, as adjusted using the Final Working Capital Adjustment shown on the Final Working Capital Statement, is less than the Share Purchase Price determined at the Closing using the Estimated Working Capital Adjustment shown on the Estimated Working Capital Statement, Shareholder shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by the party to receive the payment, an amount equal to the difference between the Share Purchase Price determined at the Closing using the Estimated Working Capital Adjustment and the Share Purchase Price determined by using the Final Working Capital Adjustment shown on the Final Working Capital Statement, plus interest at the Prime Rate from the Closing Date to the date of payment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

3.01.  Authority; Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate actions on the part of the Company.  This Agreement has been duly executed and delivered by each of Shareholder, the Company and each Affiliate Seller and constitutes a legal, valid and binding obligation of Shareholder, the Company, and each Affiliate Seller enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability.

3.02  Corporate Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  Each jurisdiction in which the Company is duly qualified to do business as a foreign corporation is listed on Schedule 3.02.  The Company and each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.  The Company and each Subsidiary has the requisite corporate power and authority to own or lease, as the case may be, and operate its properties and assets and to carry on its business as it is now being conducted.  The Company has delivered to Buyer true and complete copies of its Articles of Incorporation and Code of Regulations, each as currently in effect.

3.03  Capitalization; Shares.  The authorized capital stock of the Company consists of 250 common shares, without par value, of which 125 are issued and outstanding.  Shareholder holds of record and owns beneficially the Shares (which are the only capital shares of the Company which are issued or outstanding), free and clear of any Liens.  There are no outstanding Rights of Purchase relating to the issued or unissued capital shares or other securities of the Company which obligate or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other securities of the Company or to grant, extend or enter into any such Rights of Purchase.  There are no restrictions on the transfer of the Shares other than restrictions imposed by federal and state securities laws.  There are no contracts, agreements or understandings which limit, restrict or otherwise affect the voting of any of the capital shares of the Company.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and not subject to any right of rescission.  None of the Shares were issued in violation of any preemptive right of any person, and no person currently has any preemptive right with respect to any such shares.  No person has a valid claim or cause of action against the Company based upon any violation of any applicable securities laws.

3.04  Subsidiaries; Joint Ventures; and Fictitious Names.  (a) The Company has no investment in and does not own any securities of any Entity, other than certificates of deposit, commercial paper or similar money equivalents, and the Company’s investment in and ownership of the capital stock of Chef’s Pantry and Clovervale Transportation.  Each of Chef’s Pantry and Clovervale Transportation is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Ohio.  Neither Chef’s Pantry nor Clovervale Transportation is qualified to do business as a foreign corporation in any state or jurisdiction, and neither of their respective ownership or leasing of property or the nature of their respective businesses makes any such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.  Each of Chef’s Pantry and Clovervale Transportation has the requisite corporate power and authority to own, lease and operate its respective properties and assets and to carry on its business as now being conducted.

(b)  The Company has delivered to Buyer a true and complete copy of the Articles of Incorporation and Code of Regulations of each of Chef’s Pantry and Clovervale Transportation, each as currently in effect.

(c)  The authorized capital stock of Chef’s Pantry consists of 500 common shares, without par value, of which 10 are issued and outstanding.  The authorized capital stock of Clovervale Transportation consists of 850 common shares, without par value, of which 100 are issued and outstanding.  The Company holds of record and owns beneficially all the issued and outstanding capital stock of Chef’s Pantry and Clovervale Transportation, free and clear of any Liens.  There are no outstanding Right of Purchase relating to the issued or unissued capital share or other securities of Chef’s Pantry or Clovervale Transportation which obligate or may obligate either of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other securities of such company or to grant, extend or enter into any such Rights of Purchase.  There are no restrictions on the transfer of any of the capital stock of Chef’s Pantry or Clovervale Transportation other than restrictions imposed by federal and state securities laws.  There are no contracts, agreements or understandings which limit, restrict or otherwise affect the voting of any capital shares of Chef’s Pantry or Clovervale Transportation.  All of the issued and outstanding capital stock of each of Chef’s Pantry and Clovervale Transportation is duly authorized, validly issued, fully paid and nonassessable, and not subject to any right of rescission.  None of the shares of capital stock of Chef’s Pantry or Clovervale Transportation were issued in violation of any preemptive right of any person, and no person currently has any preemptive right with respect to any such shares.  No person has a valid claim or cause of action against Chef’s Pantry or Clovervale Transportation based upon any violation of any applicable securities laws.

(d)  A complete and accurate list of all trade names or fictitious names under which the Company or any Subsidiary transacts business is set forth on Schedule 3.04.

3.05  Consents and Approvals; No Violation.  Except as set forth on Schedule 3.05, neither the execution and delivery of this Agreement by the Company, Shareholder, and each Affiliate Seller nor the consummation by the Company, Shareholder and each Affiliate Seller of the transactions contemplated hereby, nor compliance by the Company, Shareholder and each Affiliate Seller with any of the provisions hereof, will:

(i)  conflict with or result in any breach of any provision of the Company’s or any Subsidiary’s charter documents;

(ii)  violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, any Contract, or result in the creation of any Lien upon the Shares or any of the properties or assets of the Company or any Subsidiary or the Transferred Real Property (including, without limitation, any of the Contracts);

(iii)  violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary, or Shareholder or any of their respective properties or assets, or the Transferred Real Property;

(iv)  require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity (including, without limitation, with respect to any of licenses or permits).

3.06  Financial Statements.  The Financial Statements, subject in the case of interim statements to the absence of footnote disclosure and normal year-end adjustments, have been prepared in accordance with GAAP and present fairly in all material respects the combined financial position of the Company and the Subsidiaries (and Clovervale Realty and Cawrse Properties, if applicable) at the dates thereof and the results of operations for the periods then ended.  No business expenses have been run through Cawrse Properties or Clovervale Realty since December 31, 2005 other than interest relating to indebtedness for borrowed money and depreciation.  The books and records of the Company, the Subsidiaries and the Affiliate Sellers are accurate and complete in all material respects and are sufficient to support the review of financial statements of the Company and the Subsidiaries (and Clovervale Realty and Cawrse Properties, if applicable) in accordance with GAAP.  Set forth on Schedule 3.06 is an accurate and complete list of all persons for whom the Company, any Subsidiary, Clovervale Realty, or Cawrse Properties has accrued profit sharing as of the year ended December 31, 2005 indicating the name of the individual and the amount of profit sharing accrued for such person (“Accrued Profit Sharing”).  All Accrued Profit Sharing has been paid in full prior to the date of this Agreement.

3.07  Conduct Since Balance Sheet Date.  Except as disclosed in Schedule 3.07 and except for the transactions expressly contemplated by this Agreement, from and after December 31, 2005:

(a)  the Company and the Subsidiaries have carried on the Business in the ordinary and usual course, consistent with its practices during the periods covered by the Financial Statements;

(b)  neither the Company nor any Subsidiary has issued or sold any of its capital shares;

(c)  neither the Company nor any Subsidiary has granted any Rights of Purchase with respect to its capital shares or other securities; given any holder the right to exercise any option to purchase any of its capital shares; or effected any stock split or otherwise changed its authorized capitalization;

(d)  the Company has not declared, set aside, or paid any dividend or other distribution in respect of its capital shares, or, directly or indirectly, redeemed or otherwise acquired any of its capital shares;

(e)  neither the Company nor any Subsidiary has incurred or prepaid any corporate debt or instruments which are or would be classified as long-term debt on its balance sheet, nor has the Company or any Subsidiary made any loan or advance to any person pursuant to a Contract which is not listed on Schedule 3.11;

(f)  neither the Company nor any Subsidiary has sold, assigned, transferred, or otherwise disposed of any of its properties or assets other than in the ordinary course of its business;

(g)  neither the Company nor any Subsidiary has purchased or otherwise acquired from a third party assets constituting any other line of business or any material properties or assets outside the ordinary course of its business;

(h)  neither the Company nor any Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except as required under existing Employee Plans; secured, collateralized or funded any Employee Plan not previously secured, collateralized or funded; entered into, terminated, or substantially modified, any Employee Plan; or agreed to do any of the foregoing;

(i)  neither the Company nor any Subsidiary has entered into, or amended, modified or terminated, any Contract outside the ordinary course of business;

(j)  neither the Company nor any Subsidiary has made any material change in its accounting methods or practices;

(k)  neither the Company nor any Subsidiary has experienced any general work stoppage or other general labor dispute; and

(l)  neither the Company nor any Subsidiary has amended its Articles of Incorporation or Code of Regulations.

3.08  Undisclosed Liabilities; Indebtedness.  After making the payments contemplated by Section 2.03(a)(iv), except as is otherwise described on Schedule 3.08, as of the Closing Date, neither the Company nor any Subsidiary will have any liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise), other than:  (i) the Liabilities, (ii) liabilities and obligations arising with respect to periods after the Closing under the Contracts and the Employee Plans, (iii) liabilities with respect to Taxes for periods prior to the Closing which are covered by the indemnification obligations of Shareholder under Article 10, (iv) liabilities fully reflected on the December 31, 2005 balance sheet included in the Financial Statements; and (v) liabilities arising in the ordinary course of business between December 31, 2005 and the Effective Time.  Set forth on Schedule 2.03(a) is a complete and accurate description of all indebtedness of the Company or any Subsidiary for borrowed money.  The total amount of the Lewis Indebtedness is $69,232 and Mr. Lewis has consented to the Company’s payment of such amount in accordance with the terms of the Lewis Agreement through December 31, 2006 with the balance paid on January 1, 2007.  There is no Shareholder Indebtedness that will be outstanding as of the Closing.

3.09  Taxes.  (a) The Company has been a “small business corporation” as defined in Section 1361(b) of the Code, at all times since January 1, 2006.  The Company has had in effect, at all times since January 1, 2006, a valid election to be treated as an “S corporation” as defined in Section 1361(a) of the Code, for federal income Tax purposes and in the states and local jurisdictions listed on Schedule 3.09 (the “S-Election”).  Neither the Company nor Shareholder nor any other former shareholder of the Company has taken or caused or permitted to be taken any action that would cause or caused a termination of the Company’s S-Election for any period.

At all times since January 1, 2006, the Company has had in effect elections to treat Chef’s Pantry and Clovervale Transportation as “qualified subchapter S subsidiaries” as defined in Section 1361(b)(3) of the Code, which are not treated as separate corporations from the Company for federal Tax purposes.

(b)  The Company and each Subsidiary has prepared in good faith and duly and timely filed all Tax Returns which it is required to file (true and correct copies of which for the years ending December 31 2000 through December 31, 2004 have been provided to Buyer), and with respect to state Tax Returns, except where the failure to do so would not have a Material Adverse Effect.  Except as set forth on Schedule 3.09, the Company and each Subsidiary has paid all Taxes which were due and payable pursuant to such Tax Returns.

(c)  Schedule 3.09 sets forth the following information with respect to the Company and the Subsidiaries:  (i) the most recent tax year through which the IRS has completed its examination of the Company or any Subsidiary; (ii) whether there is an examination pending by the IRS or any other Governmental Entity with respect to the Company and its Subsidiaries and, if so, the tax years involved; and (iii) whether the Company or any Subsidiary has executed or filed with the IRS or any other Governmental Entity any agreement which is still in effect extending the period for assessment and collection of any Tax and, if so, the tax years covered by such agreement and expiration date of such extension. There are no Liens for Taxes upon any assets of the Company or any Subsidiary or upon any Transferred Real Property, except for statutory Liens for Taxes not yet delinquent.

(d)  Except as set forth on Schedule 3.09, neither the Company nor any Subsidiary is a party to any action or proceeding nor, to the Knowledge of the Company, is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of Taxes, and no deficiency notice or report has been received by the Company or any Subsidiary in respect of any deficiencies for Taxes.

(e)  Except as set forth on Schedule 3.09, neither the Company nor any Subsidiary has, and has never had, a permanent establishment in any foreign country.

(f)  Set forth on Schedule 3.09 is information as of the most recent practicable date with respect to the Company and the Subsidiaries concerning: (i) the amount and date of expiration of any net operating loss, net capital loss, unused foreign or other tax credit, or excess charitable contribution deduction; and (ii) a list of jurisdictions in which the Company and each Subsidiary has filed Tax Returns.  Except as set forth on Schedule 3.09, no claim has been made by any taxing authority in any jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is subject to taxation by such jurisdiction.

(g)  Except as set forth on Schedule 3.09, neither the Company nor any Subsidiary has ever filed a consolidated or combined Tax return for federal, state, or local income Tax purposes with another Entity or held any equity interest in another Entity.

(h)  Except as set forth on Schedule 3.09, (i) neither the Company nor any Subsidiary is a party to any Tax allocation or Tax sharing agreement or has any liability for Taxes of another

Entity, whether by contract or otherwise; (ii) neither the Company nor any Subsidiary has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method, accounting period, or otherwise; (iii) neither the Company nor any Subsidiary has engaged in a transfer of assets that would have resulted in gain pursuant to Section 311 of the Code or in a listed or reportable transaction within the meaning of Section 1.6011-4(b) of the federal income Tax regulations; (iv) neither the Company nor any Subsidiary has deferred any gain from the sale of assets pursuant to Section 453 of the Code; (v) neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that will not be deductible under Section 280G of the Code; (vi) no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state or local law has been entered into by or with respect to the Company or any Subsidiary; (vii) no power of attorney which is currently in force has been granted by or with respect to the Company or any Subsidiary in connection with any matter relating to Taxes; (viii) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) Shareholder is not a foreign person for purposes of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and (x) neither the Company nor any Subsidiary has engaged in a like-kind exchange within the meaning of Section 1031 of the Code or  received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, in which the replacement property could be purchased on or after the Closing Date.

3.10  Employee Plans.  (a) Schedule 3.10 sets forth a complete list of all Employee Plans of the Company and the Subsidiaries.  The Company previously has delivered or made available to Buyer true and complete copies of all such Employee Plans, as now in effect.

(b)  Each Employee Plan has been maintained, operated and administered in compliance with its terms in all material respects.  Except as set forth on Schedule 3.10, none of the Employee Plans are subject to ERISA.  Each of the Employee Plans complies with the Code and any other applicable laws in all material respects.

(c)  Neither the Company nor any Subsidiary is a party to, and it has not completely or partially withdrawn from, any multi-employer plan (as defined for purposes of Section 3(37) of ERISA) which is subject to any of the provisions of ERISA.

(d)  No Employee Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service, other than:  (i) temporary coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iii) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

(e)  No Employee Plan is involved in or is the subject of any litigation or any claims other than routine benefit claims and, to the Knowledge of the Company, no such litigation or claim reasonably can be expected to be filed.

(f)  All required contributions to each Employee Plan, if any, have been made.

(g)  With respect to each Employee Plan: (i)  no event has occurred and no condition exists that would subject the Company, any Subsidiary, or Buyer to any tax under Sections 4971 through 4980B of the Code or to a fine or liability under Section 502 of ERISA, and (ii) except as otherwise described on Schedule 3.10, no provision of any such plan prevents the Company, any Subsidiary, or Buyer from terminating such plan.

(h)  Neither the Company nor any Subsidiary sponsors any voluntary employee beneficiary association, as described in Section 501(c)(9) of the Code.

3.11  Contracts.  Set forth on Schedule 3.11 is a complete list of all Contracts in force and effect on the date of this Agreement and a complete list of all open bids for the sale of goods and services.  Shareholder has provided to Buyer true and complete copies of all such Contracts.  Except as set forth on Schedule 3.11, neither the Company nor any Subsidiary is in default under any Contract; there has not occurred any event which, with the lapse of time or the giving of notice, or both, would constitute such a default; and, to the Knowledge of the Company, no other party to any of the Contracts is in default under any Contract nor has any event occurred that, with the lapse of time or the giving of notice, or both, would constitute such a default by any such other party.

3.12  Litigation; Pending Decrees.  Except as set forth on Schedule 3.12, there is no litigation, action, arbitration or proceeding pending against the Company, any Subsidiary, Shareholder, or to the extent related to the Transferred Real Property, any Affiliate Seller, or to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary, Shareholder, or to the extent related to any Transferred Real Property, any Affiliate Seller.  There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company, any Subsidiary, Shareholder, or to the extent related to the Transferred Real Property, any Affiliate Seller.

3.13 Legal Compliance; Permits and Licenses.  (a)  Except as disclosed on Schedule 3.13, each of the Company and the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, has complied with all applicable laws, ordinances, rules, regulations, judgments, orders, decrees, licenses, plans and permits of all Governmental Entities having jurisdiction over the them, including, without limitation, zoning ordinances, building codes, and occupational health and safety laws and regulations, FDA, USDA, and the FTC (other than Environmental Laws which are covered by Section 3.20); and:  (i) no investigation or review by any Governmental Entity with respect to the Company, any Subsidiary, Shareholder, or to the extent related to the Transferred Real Property, any Affiliate Seller, is, to the Knowledge of the Company, pending or threatened (other than investigations or reviews relating to environmental matters, which are covered by Section 3.20), and (ii) no Governmental Entity has indicated to the Company, any Subsidiary, Shareholder, or any Affiliate Seller any intention to conduct such an investigation or review.

(b)  Each of the Company, the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, and their respective manufacturing facilities and processes, if any, and all Foods, packaging and food contact substances used in or with all Foods, comply, and have complied during the three (3) years prior to the date hereof, in all material respects, with all applicable USDA, FDA, FTC, other federal agency and any relevant state agency regulations relating to the regulation of Foods, packaging, and food contact substances.  To the best of the Company’s Knowledge, no third party co-packers, labelers, or distributors have failed to materially comply with and each is currently in material compliance with all applicable USDA, FDA, FTC, other federal agency and any relevant state agency regulations that pertain to Food co-packed, labeled, or distributed by those entities including but not limited to, FDA’s current Good Manufacturing Practices.

(c)  The Company has furnished to Buyer (i) all written USDA Noncompliance Records and inspectional observations, FDA inspectional observations and warning letters, and written notices from the FTC, received by Shareholder, the Company, any Subsidiary, or to the extent related to any Transferred Real Property, any Affiliate Seller, during the last three (3) years from the USDA, FDA, FTC, or other similar federal agencies or states authorities relating to legal or regulatory non-compliance (other than those relating to environmental matters, which are covered by Section 3.20), (ii) the Company’s, any Subsidiary’s or any Affiliate Seller’s written response to such items identified in clause (i) which have been submitted to such regulatory agency or authority (except for such responses which are immaterial), and (iii) any further written correspondence from such regulatory agency or authority relating to the items identified in clause (i).

(d)  The Company, the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, hold all licenses and permits required for the operation of their respective businesses (other than licenses and permits required by any Environmental Laws, which are covered by Section 3.20), all of which are valid and in full force and effect and are listed on Schedule 3.13.  As of the Closing, all such licenses and permits shall be held by the Company or a Subsidiary.  None of the Company, any Subsidiary, Shareholder, or to the extent related to the Transferred Real Property, any Affiliate Seller, has received any notice that any Governmental Entity which has issued any such license or permit intends to cancel, terminate or not renew any such license or permit nor, to the Knowledge of the Company, does any basis exist for any such cancellation, termination or nonrenewal.

3.14  Labor Matters.  (a) Set forth on Schedule 3.14 is a true and complete list of the names, titles (for salaried employees), and rate of compensation of all employees of the Company and the Subsidiaries.  Except as set forth on Schedule 3.12, Schedule 3.13 or Schedule 3.14, (i) there are no written complaints or charges pending between the Company or any Subsidiary and any of their respective employees, and (ii) no employee of the Company or any Subsidiary is represented by any labor union and, to the Knowledge of the Company, no labor union is attempting any such representation.  Except as set forth on Schedule 3.14, the Company and the Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices, employment terms and conditions and wages and hours and is not engaged in any unfair labor practice, and there is no pending or, to the Knowledge of the Company, threatened charge, complaint or grievance against the Company or any Subsidiary relating to any employment law.  Schedule 3.14 includes a list of each former employee of the Company or any Subsidiary, if any, who is entitled to, or receives, benefits under the Consolidated Omnibus Budget Act of 1985, as amended (“COBRA”), or other similar provision of federal, state or local law.

(b)  The Company and the Subsidiaries maintain workers’ compensation insurance with limits not less than those required under the laws of each state to which it is subject or, if so indicated on Schedule 3.14, is a certified self-insurer under such laws.  All workers’ compensation insurance maintained by the Company or any Subsidiary is in full force and effect, and no payments with respect thereto are past due.

3.15  Personal Property.  (a) Set forth on Schedule 3.15 is a true and complete list of:  (i) all computers, equipment, furniture, furnishings, vehicles and fixed assets owned by the Company or any Subsidiary, and to the extent related to the Transferred Real Property, any Affiliate Seller, with a book value in excess of $500 (collectively, the “Owned Personal Property”), and (ii) all computers, equipment, furniture, furnishings, vehicles and fixed assets leased by the Company or any Subsidiary, or to the extent related to Transferred Real Property, any Affiliate Seller (collectively, the “Leased Personal Property”).  The Owned Personal Property includes all computers, equipment, furniture, furnishings, vehicles, and other fixed assets reflected on the balance sheet of the Company and the Subsidiaries as of June 30, 2006 which is included in the Financial Statements.

(b)  Except as disclosed in Schedule 3.15, as of the Effective Time, the Company or a Subsidiary has good and valid title to all of the Owned Personal Property and all other of its tangible assets and a valid leasehold interest in all of the Leased Personal Property, in each case free and clear of all Liens, except Permitted Encumbrances.  Except as set forth on Schedule 3.15, all of the Owned Personal Property and the Leased Personal Property is located on the Amherst Property or the Easley Property.  All of the agreements under which the Company, any Subsidiary, or to the extent related to the Transferred Real Property, any Affiliate Seller, leases the Leased Personal Property are included in the Contracts, and the Company or a Subsidiary enjoys, or with respect to the Contracts relating to the Transferred Real Property, will enjoy prior to the Closing, quiet possession of the Leased Personal Property.  Except as set forth on Schedule 3.15, all of the Owned Personal Property and the Leased Personal Property located at either of the Amherst Property or the Easley Property is in good operating condition when considered as a whole and taking into consideration the age of such property, ordinary wear and tear excepted, and the Leased Personal Property has been maintained in accordance with the applicable Contract.  None of the Company, any Subsidiary, or any Affiliate Seller has received any notice that any of the Owned Personal Property or the Leased Personal Property is in violation of any applicable building, zoning, safety or other similar ordinance code or regulation.

3.16  Real Property.  (a) Set forth on Schedule 3.16 is a true and complete description of each of the Amherst Property and the Easley Property.  Neither the Company nor any Subsidiary owns, and except as set forth on Schedule 3.16, has ever owned, any real property.  Except as set forth on Schedule 3.16, the Amherst Property and the Easley Property are the only real property used in the Business.

(b)  The buildings and fixtures included in the Amherst Property and the Easley Property are in good working condition when considered as a whole and considering the age of such buildings and fixtures, ordinary wear and tear excepted, and none are subject to any rights of way or use restrictions that now limit or interfere with, or will limit or interfere with after the Closing, the Company’s or any Subsidiary’s use of the real property in the manner in which it has been used by the Company, such Subsidiary, or any Affiliate Seller.  Except as otherwise set forth on Schedule 3.16:  (i) the water, electric, gas and sewer utility services and the storm drainage facilities currently available to the Amherst Property and the Easley Property are adequate for the present use of such real property in the conduct of the Business; (ii) none of the Company, any Subsidiary, Shareholder, or any Affiliate Seller has received any notice that any Governmental Entity having the power of eminent domain or condemnation over the Amherst Property or the Easley Property has commenced or intends to exercise the power of eminent domain or condemnation or a similar power with respect to all or any part of such real property; (iii) no assessment for public improvements has been made against the Amherst Property or the Easley Property on which any installment is due and payable and remains unpaid; and (iv) no notice from any Government Entity has been received by the Company, any Subsidiary, Shareholder, or any Affiliate Seller requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection therewith which has not been complied with in full prior to the date of this Agreement.

3.17  Receivables; Inventory.  Except as set forth on Schedule 3.17, each of the Receivables has arisen in the ordinary course of business from bona fide, arms-length transactions.  Except as otherwise described on Schedule 3.17, all of the Inventory is located at the Amherst Property or the Easley Property.

3.18  Proprietary Rights.  Set forth on Schedule 3.18 is a complete list of all patents and all registered trade names, trademarks and copyrights included in the Proprietary Rights.  Except as otherwise described on Schedule 3.18, to the Knowledge of the Company, the Company or a Subsidiary owns or otherwise has the full ownership of right to use all of the Proprietary Rights.  To the Knowledge of the Company, the existence or use of such Proprietary Rights as currently used or used in the past by the Company and the Subsidiaries does not infringe upon the rights of any other party, and no claim of such infringement is pending or threatened.  No licenses, sublicenses, or agreements with respect to such Proprietary Rights have been granted or entered into by the Company or any Subsidiary, except pursuant to Proprietary Rights Licenses listed on Schedule 3.11.

3.19  Insurance.  Set forth on Schedule 3.19 is a description (including applicable deductible amounts and limitations) of all insurance maintained by the Company or any Subsidiary.  The Company has delivered to Buyer copies of all insurance policies currently in force and all prior insurance policies which may provide coverage for any pending or known but unasserted claims against the Company, any Subsidiary, or to the extent related to the Transferred Real Property, any Affiliate Seller.  Completion of the transactions contemplated by this Agreement will not affect the validity of any such insurance or the availability of the coverage thereunder to the Company, the Subsidiaries, or the Affiliate Sellers.

3.20  Environmental Matters.  Except as otherwise set forth in Schedule 3.20, the Company, the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, and any other real property which is now or was at any time in the past owned or leased by the Company or any Subsidiary or used in the Business has not been and is not now in violation of or liable under any Environmental Law.  Except as otherwise set forth in Schedule 3.20: (i) there are no actions, suits, demands, notices, claims, or proceedings under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary, Shareholder, or any Affiliate Seller or relating to the Amherst Property, the Easley Property, or any real property previously owned or leased or currently owned or leased by the Company or any Subsidiary, or at any time used in the Business, or against any person or Entity whose liability for such actions, suits, demands, notices, claims or proceedings, the Company or any Subsidiary or to the extent relating to the Transferred Real Property, any Affiliate Seller has assumed or retained either contractually or by operation of law, including without limitation, any notices, demand letters or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that the Company, any Subsidiary, or to the extent relating to any Transferred Real Property, any Affiliate Seller is or may be a potentially responsible party for investigation or remediation of any site under any Environmental Law, and (ii) there are no investigations pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary, Shareholder, or to the extent relating to any Transferred Real Property, any Affiliate Seller, relating to the compliance with an Environmental Law of the Business or any real property previously owned or leased or currently owned or leased by the Company or any Subsidiary or at any time used in the Business.  Except as otherwise set forth in Schedule 3.20:  (i) the Amherst Property, the Easley Property, and any other real property previously owned or leased or currently owned or leased by the Company, or any Subsidiary or at any time used in the Business has not been subject to any Release or threatened Release of any Hazardous Substance; (ii) there are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by the Company or the Subsidiaries, and to the extent relating to any Transferred Real Property, the Affiliate Sellers with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law or which will give rise to any liability or other obligation under any Environmental Law; (iii) no real property previously owned or leased or currently owned or leased by the Company, any Subsidiary, or to the extent relating to any Transferred Real Property, any Affiliate Seller, or at any time used in the Business contains any Hazardous Substance; (iv) none of the Company, the Subsidiaries, or to the extent relating to the Transferred Real Property, the Affiliate Sellers have any liability for costs to investigate, remove any contamination from or remediate any site pursuant to any Environmental Law; and (v) there are not now and have never been any underground storage tanks or polychlorinated biphenyls on the Amherst Property, the Easley Property, or any other real property owned or leased by the Company or any Subsidiary or at any time used in the Business.  All on-site and off-site locations where the Company, the Subsidiaries, and to the extent related to any Transferred Real Property, the Affiliate Sellers have stored, disposed, reclaimed or treated or arranged for disposal, reclamation or treatment of Hazardous Substances are identified on Schedule 3.20.  The Company, the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, hold all licenses and permits required under any Environmental Law, all of which valid and in full force and effect and are listed on Schedule 3.20.  As of the Closing, all such licenses and permits shall be held by the Company or a Subsidiary.  None of the Company, any Subsidiary, Shareholder, or to the extent related to the Transferred Real Property, any Affiliate Seller, has received any notice that any Governmental Entity which has issued any such license or permit intends to cancel, terminate or not renew any such license or permit nor, to the Knowledge of the Company, does any basis exist for such cancellation, termination or nonrenewal.

3.21  Certain Transactions.  Except as set forth on Schedule 3.21 and except for leases of the Amherst Property and the Easley Property by the Affiliate Sellers to the Company (which leases will be terminated as of the Effective Time), no officer, director, employee or shareholder of the Company or any Subsidiary or any affiliate of any of them is currently a party to any transaction with the Company or any Subsidiary or relating to any Transferred Real Property, including without limitation, any contract, agreement or other arrangement:  (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, or employee, any member of the family of any such officer, director or employee, or any Entity in which any such officer, director or employee has a substantial interest or which is an affiliate of such officer, director or employee.

3.22  Certain Business Relationships.  (a) As of the date of this Agreement, no (i) customer of the Business that purchased in the past fiscal year, or the Company expects to purchase in the current fiscal year, in excess of $100,000 worth of products or services; (ii) supplier of the Business that supplied in the past fiscal year, or the Company expects to supply in the current fiscal year, in excess of $100,000 of goods or services; or (iii) employee listed on Schedule 3.22 , has informed the Company or any Subsidiary that such person intends to change, or is considering changing, such relationship (including, without limitation, because of the transactions contemplated by this Agreement).

(b)  Schedule 3.22 includes correct lists of: (i) all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and the Subsidiaries and the names of those persons authorized to sign thereon, (ii) all powers of attorney granted by the Company or any Subsidiary and those persons authorized to act thereunder, (iii) all guarantees by the Company or any Subsidiary of the obligations of any other person, and (iv) all officers and directors of the Company and the Subsidiaries.

3.23  Accounts Payable and Accrued Expenses.  All of the accounts payable included in the Liabilities were incurred for goods or services purchased in the ordinary course of business or in connection with the transactions contemplated by this Agreement.  All other accrued expenses included in the Liabilities were incurred in the ordinary course of the business or in connection with the transactions contemplated by this Agreement.

3.24  Products Liability.  Except as set forth on Schedule 3.24, in the past three (3) years, no products liability claim has been made against the Company or any Subsidiary (whether or not covered by insurance) with respect to any Food or other products manufactured, processed or sold by the Company or any Subsidiary.

3.25  Warranty Claims.  Except as set forth on Schedule 3.25, the Company has provided to Buyer a complete and accurate report showing all warranty claims made against the Company or any Subsidiary in the past three (3) years.

3.26  Illegal Practices.  None of the Company, the Subsidiaries, any shareholder, officer, director, employee, or to the Knowledge of the Company, any agent, acting on behalf of the Company or any Subsidiary has ever given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, government employee or official or any other person who is or may be in a position to help or hinder the Company, any Subsidiary or the Business in connection with any actual or proposed transaction, which gift or similar benefit:  (i) is not reflected in the Financial Statements, or (ii) constituted a violation of law.

3.27  Disclosure.  To the Knowledge of the Company, the representations and warranties of Shareholder contained in this Agreement and the information set forth on the Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

3.28  Certain Fees and Liabilities.  The Company, the Subsidiaries, Shareholder, the Affiliate Sellers, or any of them, have not paid or is obligated to pay any fee or commission to any broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Shareholder, as of the date of this Agreement and as of the Closing Date, as follows:

4.01  Corporate Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect on Buyer.  Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

4.02  Authority; Authorization; Enforceability.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized and approved by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability.

4.03  Consents and Approval; No Violation.  Except as otherwise provided in Schedule 4.03, neither the execution and delivery of this Agreement by Buyer, nor the consummation by

Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will:

(a)  conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer,

(b)  violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which Buyer is a party or to which its properties or assets may be subject, except for such violations, conflicts, defaults, terminations or accelerations which would not have a material adverse effect on Buyer.

(c)  violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective properties or assets, or

(d)  require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity.

4.04  Certain Fees and Liabilities.  Buyer has not paid, nor is Buyer obligated to pay, any fee or commission to any broker or finder in connection with the transactions contemplated by this Agreement.

4.05  Investment Intent.  Buyer is purchasing the Shares for its own account for investment purposes only and not with a present view towards the public sale or distribution thereof.  Buyer understands that it must bear the economic risk of this investment indefinitely, unless the Shares are registered pursuant to the Securities Act of 1933, as amended, and any applicable state securities or blue sky laws or an exemption from such registration is available.

4.06  Financial Ability to Consummate Transaction.  Buyer has the funds immediately available to it, or binding and irrevocable commitments from responsible financial institutions to promptly provide the funds, required to consummate the transactions contemplated hereby.

4.07  No Litigation.  There is no action, suit, proceeding or investigation at law or in equity or by or before any governmental agency now pending, or to the knowledge of Buyer threatened, against Buyer which would affect the ability of Buyer to consummate the transactions contemplated hereby.

4.08  Solvency.  Buyer is solvent and able to pay its debts as they become due and will remain so immediately following the consummation of the transactions contemplated by this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS

5.01  Interim Operations of the Company and the Subsidiaries.  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as specifically contemplated by this Agreement, or as may be approved in writing by Buyer:

(a)  Each of the Company and the Subsidiaries shall conduct their respective businesses in, and only in, the ordinary course in substantially the same manner as heretofore conducted, use commercially reasonable efforts to preserve and protect its respective businesses, rights, properties and assets, and, to the extent consistent with such businesses, use commercially reasonable efforts to preserve intact their respective present business organization, keep available the services of their respective present officers and employees, and preserve their respective relationships with customers and suppliers.

(b)  Neither the Company nor any Subsidiary shall make any change or amendment to or repeal its Articles of Incorporation or Code of Regulations.

(c)  Neither the Company nor any Subsidiary shall issue or sell any of its capital shares or any other securities or issue any securities convertible into or exchangeable for, or Rights to Purchase relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any capital shares or any other securities of the Company or any Subsidiary, or enter into any arrangement, contract or commitment with respect to the purchase or voting of the capital shares, or adjust, split, combine or reclassify any of the capital stock or other securities, or make any other changes in the capital structure, of the Company or any Subsidiary.

(d)  Neither the Company nor any Subsidiary shall declare, set aside, pay or make any dividend or other distribution or payment (other than a dividend payable solely in cash) with respect to, or purchase or redeem, any of the capital shares of the Company or any Subsidiary.

(e)  Neither the Company nor any Subsidiary shall:  (i) adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust, plan or arrangement for the benefit or welfare of any present or former director, officer or employee of the Company or any Subsidiary, (ii) increase the compensation or fringe benefits, except in the ordinary course of business, or pay any bonus, compensation or benefit not required by any existing plan or arrangement, (iii) hire any hourly employee except in the ordinary course of business, (iv) hire any salaried employee, (v) enter into or extend any employment agreement, or (vi) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f)  Neither the Company nor any Subsidiary shall sell or dispose of any assets, other than inventory sold or used in the ordinary course of business and accounts receivable collected in the ordinary course of business.  The Company, the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, shall not make or incur (i) any individual capital expenditure for any new equipment or improvement, or (ii) any other individual capital expenditure which is in excess of $20,000.

(g)  Neither the Company nor any Subsidiary shall make any investment (whether by acquisition of stock, capital contribution or otherwise) in, or make any loan or advance to, or enter into or renew any guarantee on behalf of, any person (or become committed to do so).

(h)  Neither the Company or any Subsidiary nor any Affiliate Seller shall take any action which would cause any of the representations and warranties of Shareholder set forth in Article 3 to be untrue as of the Closing Date.

(i)  Shareholder shall cause the Company, the Subsidiaries and the Affiliate Sellers to take each action which any of them is required to take under this Section 5.01, and shall cause the Company, each Subsidiary, and each Affiliate Seller not to take any action which is prohibited under this Section 5.01.

5.02  Access, Information and Confidentiality.  (a)  Prior to the Closing, the Company and the Subsidiaries shall provide Buyer and its authorized representatives with reasonable access during normal business hours to the facilities and to the books and records of the Company, the Subsidiaries, and to the extent related to the Transferred Real Property, the Affiliate Sellers, shall cause its employees and representatives promptly to furnish Buyer with such information with respect to the business and properties of the Company, the Subsidiaries and the Affiliate Sellers as Buyer or its authorized representatives from time to time reasonably may request.

(b)  The Company shall cause the firm of accountants reviewing the financial statements of the Company, its Subsidiaries, and affiliates, to make available to Buyer and its representatives the work papers of such firm with respect to its reviews of such financial statements.

5.03  Notice of Certain Events.  After the date of this Agreement and until the Closing, should the Company, Shareholder, any Subsidiary, or any Affiliate Seller, on one hand, or the Buyer, on the other hand, acquire knowledge of:  (i) any matter which, if existing, occurring or known as of the date of this Agreement, would have been required to be disclosed to the other pursuant to a representation or warranty or covenant contained in this Agreement, (ii) any occurrence, omission or state of events which constitutes a breach by such party of any representation, warranty or covenant in this Agreement, (iii) any change in financial condition, results of operations, properties, business or prospects of the Company or the Subsidiaries which has or will have a Material Adverse Effect, (iv) the institution or threat of institution of any litigation or governmental investigation relating to the Company, any Subsidiary, Shareholder, any Affiliate Seller, or the transactions contemplated by this Agreement, or relating to the Transferred Real Property, or (v) the occurrence, or the failure to occur, of any other event, if such occurrence or failure is likely to result in the failure to satisfy any condition to the obligation of such party to consummate the transactions contemplated by this Agreement set forth in Section 6.01 or 6.02, such party promptly shall notify the other thereof in writing, in sufficient detail to permit a reasonable analysis thereof.  The party reporting any item pursuant to this Section also shall furnish to the other party such additional information related to the matter in question as the other party reasonably may request.

5.04  Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, each of the parties shall use commercially reasonable efforts promptly to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities and obtaining any required contractual consents.  In furtherance and not in limitation of the foregoing, Buyer, on the one hand, and the Company, the Affiliate Sellers, and Shareholder, on the other, shall use commercially reasonable efforts to cause the conditions to the obligations of the other (as set forth in Article 6) to be satisfied.  Nothing contained in this Agreement, however, shall require any party to cure any breach of this Agreement by any other party, or to waive any condition to its obligations to effect the transactions contemplated by this Agreement.

5.05  No Solicitation or Negotiation.  The Company, the Subsidiaries, Shareholder, and the Affiliate Sellers or any of them, shall not, and shall not permit any of their respective directors, officers, employees, shareholders, agents or representatives to: (i) furnish any confidential information regarding the Company, the Subsidiaries, the Transferred Real Property or the Business to any third party for the purpose of soliciting, encouraging or enabling such party to propose an acquisition of any of the Shares or all or any part of the assets of the Company, the Subsidiaries, the Transferred Real Property or the Business (other than the disposition of inventory in the ordinary course of business and the disposition of other assets permitted under Section 5.01), or (ii) solicit, encourage, negotiate or accept any offer by any third party to acquire any of the capital shares or all or any part of the assets (other than the disposition of inventory in the ordinary course of business and the disposition of other assets permitted under Section 5.01) or Business of the Company and the Subsidiaries or the Affiliate Sellers.  Shareholder shall promptly notify Buyer if any of them or any of their representatives receives or becomes aware of any such offer.

5.06  Transferred Real Property.  (a)  At the Closing, Cawrse Properties shall transfer all of its right, title and interest in and to the Amherst Property and Clovervale Realty shall transfer all of its right, title and interest in and to the Easley Property to the Real Property Purchaser, with such transfer being in a form acceptable to Buyer, and in accordance with this Section.

(b)  Duly executed originals of the deeds transferring the Amherst Property and the Easley Property to the Real Property Purchaser shall be delivered on or prior to the Closing Date to the Title Company’s local agent for each property for the recording in the applicable county records for conveyances of real property and shall contain a covenant and warranty by the applicable Affiliate Seller that the granted property is free from all encumbrances made by the Affiliate Seller and that such Affiliate Seller does warrant and will defend the same to the Real Property Purchaser, its successors and assigns, forever, against the lawful claims and demands of all persons claiming by, through or under such Affiliate Seller, but against none other; the conveyance and the foregoing covenant and warranty being subject, however, to the Real Property Permitted Exceptions.

(c)  Prior to the Closing, Buyer intends (but shall have no obligation) to obtain a commitment for an owner’s policy of title insurance (a “Commitment”) for each of the Amherst Property and the Easley Property, issued by a title company acceptable to Buyer (the “Title Company”) and dated as of a current date, pursuant to which the Title Company shall commit to issue an ALTA Form B, 1992 owner’s policy of title insurance for each such property, in such amounts as Buyer shall determine.  The term “Commitment” as used in this Agreement in reference to any of the properties  shall mean and include the original commitment for title insurance for such property and all endorsements thereto.  If any Commitment shows that (i) the Company or Affiliate Seller owning such property does not have good record and marketable, indefeasible, fee simple title to such property or (ii) with respect to any property there are any defects, security interests, liens, encumbrances, easements, restrictions, covenants, reservations, conditions, encroachments, claims, assessments (general or special) with respect to streets, utilities or other public improvements or any other exceptions whatsoever, including but not limited to the standard exceptions relating to mechanics’ and materialmen’s liens, persons in possession, unrecorded easements, encroachments, other matters of survey and the like, and taxes and assessments not shown as liens on the public records, other than Real Property Permitted Exceptions, and if Buyer notifies Shareholder of its objection to any such matters, then Shareholder or the applicable Affiliate Seller shall promptly undertake and complete prior to the Closing Date all actions as are necessary to satisfy or eliminate any such objections to title, and shall cause an endorsement to the Commitment to be issued deleting or insuring against the objectionable matters.

(d)  At or prior to the Closing, the Affiliate Sellers shall furnish Buyer and the Title Company with a customary owner’s affidavit as to mechanics’ and materialmen’s liens and persons in possession with respect to each property required by the Title Company as a condition to its deletion of the standard exceptions relating to such liens and possession from the title policy.  Such affidavit shall also provide that the applicable owner of the real property does not know of any defect, security interest, lien, encumbrance, easement, restriction, covenants, reservation, condition, claim, encroachment, tax or assessment (general or special), other than as shown on the Commitment for such property.  At or prior to the Closing, the applicable owner of each property shall deliver any other affidavits and indemnities required in connection with the issuance of any endorsement to the title policies which Buyer desires to obtain.  All costs, fees and premiums of each Commitment, the title policies issued pursuant thereto and any endorsements obtained by Buyer, including the costs of title examination and title abstracts or certificates, shall be paid by Buyer.

(e)  Prior to the Closing, Buyer intends (but shall have no obligation) to obtain a survey and a metes and bounds description of each of the Amherst Property and the Easley Property prepared by a registered surveyor licensed in the state where the property is located, containing the certifications and the minimum standard detail requirements for land surveys as adopted by the ALTA/ACSM, and shall show and contain, without limiting the generality of the foregoing requirements, all sanitary sewer, storm sewer and surface drainage, water, electric power, and natural gas lines, facilities and connections, the location of any buildings, improvements, roads, highways, streets, water courses, easements, rights-of way, encroachments and whether the property is within a special flood hazard area.  Each survey shall be certified to Buyer, the Real Property Purchaser, Buyer’s lender, the Title Company and such other persons as Buyer may request, and shall be in such form and with respect to such matters as Buyer may request.  Each survey shall be acceptable to, and shall contain such other matters required by, the Title Company for purposes of removing from the title policies to be issued in accordance with Section 5.06(c) hereof, the standard exceptions relating to matters of survey, unrecorded easements, encroachments and the like.  The applicable Affiliate Seller’s record ownership of each parcel shall reflect the legal descriptions so prepared.  All costs of the surveys shall be paid by Buyer and all costs of causing the new descriptions to be made of record shall be paid by Shareholder.

(f)  All utility charges relating to any period prior to the Effective Time for the Amherst Property and the Easley Property shall be fully accrued on the Final Closing Working Capital Statement.  Shareholder shall arrange for final utility readings on the scheduled Closing Date or as close thereto and following the Closing Date as is practicable.

5.07  Modification to Schedules.  Shareholder shall have the right to modify or supplement any of the Schedules to reflect events which occur, or matters which first arise, after the date of this Agreement.  In the event that the Shareholder so modifies or supplements a Schedule, such Schedule, as so modified or supplemented, shall be deemed to be the Schedule for purposes of this Agreement; provided, however, that if, in the absence of such modification or supplementation, any of the conditions to the obligations of Buyer set forth in Section 6.01 would not be satisfied (including, without limitation, the condition set forth in Section 6.01(c)), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Shareholder prior to the earlier to occur of (a) the Closing, or (b) the date occurring 10 days after Shareholder provides the modified or supplemented Schedule to Buyer.

ARTICLE 6
CONDITIONS TO THE CLOSING

6.01  Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the transactions at the Closing contemplated by this Agreement shall be subject to the fulfillment (or waiver by Buyer) at or prior to the Closing of all of the following conditions:

(a)  All agreements and covenants required by this Agreement to be complied with or performed or fulfilled by Shareholder, the Company, any Subsidiary or any Affiliate Seller at or prior to the Closing shall have been complied with, performed or fulfilled in all material respects, except that all actions specified in Article 7 to be taken by anyone other than Buyer shall have been taken in all respects.

(b)  All of the representations and warranties of Shareholder contained in this Agreement shall be true and correct in all material respects (other than any such representation or warranty which is qualified by materiality, Material Adverse Effect or the like, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing as if made at and as of such time, except to the extent that any such representation or warranty expressly states that it is made as of a specified date, in which case such representation or warranty shall continue as of the Closing to be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or the like, true and correct in all respects) as of such specified date.

(c)  Except as disclosed in the Schedules, there shall have been no change in the financial condition, results of operations, business, properties, or to the Knowledge of the Company, prospects, of the Company since December 31, 2005 that (when aggregated with all such changes):  (i) has or will have a Material Adverse Effect, or (ii) would have a material adverse effect on the ability of Shareholder, the Company, any Subsidiary, or any Affiliate Seller to consummate the transactions contemplated by this Agreement.

(d)  No action, suit or proceeding by any Governmental Entity shall be pending, and Buyer shall not have received any notice of any intention of any Governmental Entity to institute any action, suit or proceeding, which:  (i) challenges or seeks to restrain or prohibit the purchase or sale of any of the Shares or any of the other transactions contemplated by this Agreement or seeks to obtain from Buyer, any of its subsidiaries, the Real Property Purchaser, the Company, any Subsidiary, or any Affiliate Seller, any damages in connection with the purchase and sale of the Shares or the Transferred Real Property, (ii) seeks to prohibit or limit the ownership or operation by Buyer, any of its subsidiaries, the Real Property Purchaser, or the Company, any Subsidiary, or any Affiliate Seller, or to compel any of them to dispose of or hold separate, any material portion of their respective businesses or assets as a result of the purchase and sale of the Shares or the Transferred Real Property, or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of Buyer or the Real Property Purchaser, as applicable, to acquire or hold, or exercise full rights of ownership of, the Shares or the Transferred Real Property (including, without limitation, the full right to vote the Shares), or (iv) seeks to prohibit Buyer from effectively controlling in any material respect the Business or operations of the Company and the Subsidiaries.

(e)  There shall not be in effect any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares or the Transferred Real Property.

(f)  All required filings and registrations with, and notifications to, all Governmental Entities, if any, required for the consummation of the transactions contemplated by this Agreement shall have been made, and all waivers, approvals, consents, licenses, permits and authorizations of all Governmental Entities, if any, shall have been received and shall be in full force and effect.

6.02  Conditions to the Obligations of Shareholder.  The obligation of Shareholder, the Company, and the Affiliate Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Shareholder) at or prior to the Closing of the following conditions:

(a)  All agreements, covenants and obligations required by this Agreement to be complied with, performed or fulfilled by Buyer at or prior to the Closing shall have been complied with or performed in all material respects, except that all actions specified in Article 7 to be taken by anyone other than Shareholder, the Company, any Subsidiary or any Affiliate Seller, shall have been taken in all respects.

(b)  All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than any such representation or warranty which is qualified by materiality, Material Adverse Effect or the like, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing as if made at and as of such time, except to the extent that any such representation or warranty expressly states that it is made as of a specified date, in which case such representation or warranty shall continue as of the Closing to be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or the like, true and correct in all respects) as of such specified date.

(c)  No action, suit or proceeding by any Governmental Entity shall be pending, and none of Shareholder, the Company or any Affiliate Seller shall have received any notice of any intention of any Governmental Entity to institute any action, suit or proceeding, which challenges or seeks to restrain or prohibit the purchase and sale of any of the Shares or the Transferred Real Property or any of the transactions contemplated by this Agreement or seeks to obtain from Shareholder, the Company, or any Subsidiary or Affiliate Seller, any damages in connection with the purchase and sale of the Shares or the Transferred Real Property.

(d)  There shall not be in effect any statute, rule, regulations, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares or the Transferred Real Property.

(e)  All required filings and registrations with, and notifications to, all Governmental Entities, if any, required for the consummation of the transactions contemplated by this Agreement shall have been made, and all waivers, approvals, consents, licenses, permits and authorizations of all Governmental Entities, if any, shall have been received and shall be in full force and effect.

ARTICLE 7
CLOSING

7.01  Time and Place.  The Closing shall take place at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio, 44114, at 10:00 a.m. on August 21, 2006 (or at such other time as Buyer and Shareholder mutually may agree) (the date of the Closing being referred to herein as the “Closing Date”).

7.02  Timing and Effectiveness of Actions.  At the Closing, the actions described in this Article 7 shall be taken.  All actions shall be deemed to have occurred simultaneously and as of 12:01 a.m. on the Closing Date (the “Effective Time”), and the effectiveness of any action taken at the Closing shall, unless otherwise agreed to by Buyer and Shareholder, be conditioned upon the taking of all other action required by this Article 7.

7.03  Shareholder Deliveries.  At the Closing, Shareholder shall deliver the following to Buyer:

(a)  The share certificates representing all of the Shares, in each case duly endorsed to Buyer or accompanied by duly executed stock powers duly endorsed to Buyer in proper form for transfer.

(b)  The share certificates representing all of the issued and outstanding capital stock of Chef’s Pantry and Clovervale Transporation.

(c)  A certificate duly executed by Shareholder and dated the Closing Date stating that, to his knowledge, the conditions to the obligations of Buyer set forth in Section 6.01 have been satisfied.

(d)  Evidence satisfactory to Buyer of the good standing of each of the Company and the Subsidiaries in the State of Ohio and in each of the jurisdictions in which it is qualified to do business as a foreign corporation.

(e)  Evidence of cancellation of all agreements and arrangements between the Company or any Subsidiary and Shareholder, any Affiliate Seller or any other affiliate of Shareholder.

(f)  Evidence of release of all guarantees made by the Company or any Subsidiary.

(g)  Releases and termination statements from any third party having a security interest in the Shares or any asset of the Company or any Subsidiary (other than security interests securing indebtedness for borrowed money set forth on Schedule 2.03(a) for which payoff letters indicating that the release will be made upon payment of the amount set forth on Schedule 2.03(a) have been received).

(h)  A copy of the Articles of Incorporation of the Company and each Subsidiary certified by the Secretary of State of Ohio and a copy of the Code of Regulations of the Company and each Subsidiary, certified by the Secretary or Assistant Secretary of the Company and such Subsidiary, respectively.

(i)  Copies of a resolution of the Board of Directors of the Company authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company as being in full force and effect on the Closing Date.

(j)  A written resignation executed by each officer and director of the Company and each Subsidiary, which shall include a release by any officer or director who is not an employee of the Company or such Subsidiary of all claims such individual has, or might have, against the Company or such Subsidiary (and a release by the Company and the Subsidiaries of all claims that the Company or any Subsidiary may have against such individual solely in their capacities as officers and directors, excluding fraud).

(k)  All minute books and stock transfer records of the Company and the Subsidiaries.

(l)  Such other certificates, documents and instruments as Buyer reasonably may request in connection with the transactions contemplated by this Agreement.

7.04  Affiliate Seller Deliveries.  At the Closing, the Affiliate Sellers shall deliver the following to the Real Property Purchaser:

(a)  The warranty deeds in accordance with Section 5.06(b).

(b)  Releases and termination statements from any third party having a security interest in any of the Transferred Real Property.

(c)  An owner’s policy of title insurance for each of the Amherst Property and the Easley Property, issued pursuant to the Commitments as described in Section 5.06(c), together with such endorsements to such policies as Buyer shall desire to obtain, insuring the Real Property Purchaser’s title to each such property, free and clear of all defects, security interests, liens, encumbrances, easements, restrictions, covenants, encroachments, claims, assessments or installments of assessments (general and special) with respect to streets, utilities or other public improvements, and other exceptions whatsoever, including, but not limited to, the standard exceptions referred to in Section 5.06(c), other than the Real Property Permitted Exceptions.

(d)  A certificate duly executed by each Affiliate Seller and dated the Closing Date stating that, to its knowledge, the conditions to the obligations of Buyer set forth in Section 6.01 have been satisfied.

(e)  Copies of a resolution of the Board of Directors, managers or members, as applicable, of each Affiliate Seller authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary, manager or member, as applicable, of each of them as being in full force and effect on the Closing Date.

(f)  Evidence satisfactory to Buyer of the good standing of each Affiliate Seller in the State of Ohio, and if applicable, South Carolina.

(g)  A copy of the Articles of Incorporation or Articles of Organization, as applicable, of each Affiliate Seller, certified by the Secretary of State of Ohio, and a copy of the Code of Regulations or Operating Agreement, as applicable, of each Affiliate Seller, certified by the Secretary or Assistant Secretary, member or manager, as applicable.

(h)  Such other certificates, documents and instruments as Buyer or the Real Property Purchaser reasonably may request in connection with the transactions contemplated by this Agreement.

7.05  Buyer Deliveries.  At the Closing, Buyer shall deliver the following to Shareholder:

(a)  The portions of the Share Purchase Price payable to Escrow Agent, as provided in Section 2.03(a)(i), 2.03(a)(ii) and 2.03(a)(iii).

(b)  The portion of the Share Purchase Price payable at the Closing to or for the benefit of Shareholder, which shall be paid in the manner provided in Sections 2.03(a)(iv) and 2.03(a)(v).

(c)  A certificate signed by the President or a Vice President of Buyer and dated the Closing Date stating that, to his or her knowledge, the conditions to the obligations of Shareholder, the Company and the Affiliate Sellers set forth in Section 6.02 have been satisfied.

(d)  Evidence satisfactory to Shareholder of the good standing of the Buyer in each of the State of North Carolina and the State of Ohio.

(e)  A copy of the Articles of Incorporation of the Buyer, certified by the Secretary of State of North Carolina, and a copy of the By-laws of Buyer, certified by the Secretary or Assistant Secretary of Buyer.

(f)  Copies of a resolution of the directors of Buyer authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Buyer as being in full force and effect on the Closing Date.

(g)  Such other certificates, documents and instruments as Shareholder reasonably may require in connection with the transactions contemplated by this Agreement.

7.06  Real Property Purchaser Deliveries.  At the Closing, the Real Property Purchaser shall deliver the following:

(a)  To Cawrse Properties, the Amherst Purchase Price payable at the Closing to or for the benefit of Cawrse Properties, which shall be paid in the manner provided in Sections 2.03(b)(i) and 2.03(b)(ii).

(b)  To Clovervale Realty, the Easley Purchase Price payable at the Closing to or for the benefit of Clovervale Realty, which shall be paid in the manner provided in Sections 2.03(c)(i) and 2.03(c)(ii).

(c)  To each Affiliate Seller, a copy of the Articles of Organization of the Real Property Purchaser, certified by the Secretary of State of Ohio, and a copy of the Operating Declaration of the Real Property Purchaser, certified by the member of the Real Property Purchaser.

(d)  To each Affiliate Seller, copies of a resolution of the member of the Real Property Purchaser authorizing this Agreement and the transactions contemplated hereby, certified by the member as being in full force and effect on the Closing Date.

(e)  Such other certificates, documents and instruments as either Affiliate Seller reasonably may require in connection with the transactions contemplated by this Agreement.

7.07  Mutual Deliveries.  At the Closing, the following additional deliveries shall be made:

(a)  Buyer, Shareholder and the Escrow Agent shall execute and deliver the Escrow Agreement.

(b)  Buyer or the Company and Shareholder shall execute and deliver an employment agreement, substantially in the form attached hereto as Exhibit B.

7.08  Other Actions to be Taken at the Closing.  At the Closing, Shareholder shall deliver to Buyer all agreements, documents, books, records and files including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Shareholder or any of his affiliates relating to the business and operations of the Company or any Subsidiary, and to the extent related to the Business or the Transferred Real Property, any Affiliate Seller, copies of which are not held by the Company or the Subsidiaries; provided, however, that Shareholder shall be permitted to retain copies of: (i) records reasonably required by them for tax purposes, and (ii) files and records relating to this Agreement and the negotiation and performance of this Agreement.

ARTICLE 8
ADDITIONAL COVENANTS

8.01  Taxes.  (a)  Pre-Closing Tax Periods.  Shareholder shall cause the Company to: (i) file all Tax Returns required to be filed after the date of this Agreement and on or prior to the Closing Date, and (ii) pay all Taxes which are due prior to the Closing Date or which have a Lien date prior to the Closing Date and are payable after the Closing Date.  Following the Closing, Shareholder (at Shareholder’s expense) shall cause to be reasonably prepared all Tax Returns for the Company and the Subsidiaries which cover periods ending on or before the Closing Date which are not required to be filed on or prior to the Closing Date and shall provide such Tax Returns (together with cash equal to the amount of Taxes shown as payable on such Tax Returns to the extent not accrued as a Liability on the Final Working Capital Statement) to Buyer, and Buyer shall cause the Company to timely file all such Tax Returns and pay such Taxes; provided, however, that Shareholder shall provide copies of each such Tax Return to Buyer sufficiently prior to the proposed filing date to permit Buyer reasonable time to review such Tax Returns and to consent to such Tax Returns (which consent shall not unreasonably be withheld).

(b)  Straddle Periods.  Buyer shall cause the Company to prepare and file any Tax Returns with respect to Taxes for periods beginning on or before the Closing Date and ending after the Closing Date (such periods hereinafter are referred to as “Straddle Periods”).  For purposes of determining the amount of Taxes for or which relate to a Straddle Period, the day prior to the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end immediately prior to the Effective Time:  (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property, shall be deemed equal to the amount which would be payable if the period for which such tax is assessed ended on and included the day prior to the Closing Date, and (ii) in the cases of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis, based on the number of days contained in the Straddle Period.   Real estate or personal property Taxes which have a Lien date on or before the Closing Date shall be subject to Section 8.01(a) and not this Section 8.01(b).

(c)  Amendments and Audits.  Buyer shall not, and it shall cause the Company not to, amend any Tax Return for any taxable period ended on or prior to the Closing Date (i) without the prior written consent of Shareholder, until such time as no party may make any claim for indemnification with respect thereto or (ii) unless Buyer notifies Shareholder in writing of Buyer’s intention to make any such amendment and Buyer agrees to compensate Shareholder for any cost or liability resulting directly from such amended Tax Return.  Any refunds for Taxes received by the Company for any period shall be for the benefit of the Company.  In the event of any audit or investigation of any Tax return which includes any period prior to the Closing Date, Shareholder shall be entitled to reasonably participate, at his sole cost and expense, in such audit or investigation and Buyer and Company, on the one hand, and Shareholder, on the other hand, shall cooperate with each other in connection with such audit or investigation.

(d)  Cooperation.  The Company, the Subsidiaries, Shareholder, and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.01 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention (in accordance with the retaining party’s customary retention practices) and, upon the other party’s request, the provision (at the expense of the requesting party) of copies of records and information which are reasonably requested and reasonably relevant to any such audit, litigation or other proceeding or to any other matter involving the requesting party’s Taxes.

(e)  Transfer Taxes.  All transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains Taxes and penalties, interest and additions to Tax) incurred in connection with the purchase of the Shares or Transferred Real Property by Buyer or the Real Property Purchaser, as applicable, from Shareholder or the Affiliate Sellers, and the sale of the Shares and Transferred Real Property by Shareholder and the Affiliate Sellers to Buyer or the Real Property Purchaser, as applicable, at the Closing shall be borne and paid equally by Buyer and Shareholder, and Buyer and Shareholder shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax laws.

8.02  Certain Other Agreements.  (a)  During the two (2) year period commencing on the Closing Date, Shareholder shall not nor shall he permit any of his affiliates to, directly or indirectly (whether as a principal, proprietor, consultant, partner, lender, licensor or holder of debt or equity securities or otherwise), engage in, assist or have any interest in, any person, firm, corporation or other business entity (other than a publicly-held corporation of which they collectively hold less than 1% of the voting power) which, competes, directly or indirectly, with the Business in any part of the United States.  For purposes of this Section, “Business” shall mean the processing and distribution of packaged food products, but specifically excludes the processing and distribution of packaged food products utilizing the Chocolate Line other than the use of such Line, without the prior written consent of the Company, for the processing or distribution of any products sold by the Company as of the Closing Date or at any time in the six (6) years prior to the Closing Date, including, but not limited to, sandwiches, dessert cups, compartmentalized meals, peanut butter and jelly bars, macaroni and cheese, pot pies, fruit cups, cobblers, yogurts, sherbets, italian ice, juicy pops, peanut butter cups, peanut butter and fudge bars, peanut butter and jelly bars.

(b)  During the two (2) year period commencing on the Closing Date, Shareholder shall not and shall not permit any of his affiliates to, directly or indirectly, solicit, induce or influence any employee of the Company or any Subsidiary to leave the employment of the Company or such Subsidiary.

(c)  It is the intention of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions on completion hereunder are adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

(d)  Any failure by Shareholder or any of his affiliates to comply with the terms of this Section 8.02 may cause irreparable damages to Buyer.  Accordingly, in the event of a breach of any provision of this Section 8.02, Buyer shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

8.03  Confidentiality.  (a) Following the Closing, Shareholder shall not and shall not permit any of his affiliates to, disclose or furnish to any person any Confidential Information (as hereinafter defined) or otherwise use any such Confidential Information for his own benefit or the direct or indirect benefit of any person other than Buyer, the Company or the Subsidiaries.  Notwithstanding the foregoing, however, the requirements of this Section shall not apply to information which:  (i) is or becomes generally available to the public other than as a result of a disclosure by Shareholder or any such affiliates, or (ii) becomes available to Shareholder or any such affiliates on a non-confidential basis from a source other than Buyer, the Company or any Subsidiary which is not known by Shareholder or any such affiliates to be under a confidentiality obligation to Buyer, the Company or any Subsidiary.  Shareholder or any of his affiliates may respond to a lawful and valid subpoena or other legal process but shall give Buyer the earliest possible notice thereof and shall, as much as in advance of the return date as possible, make available to Buyer and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(b)  For purposes of this Agreement “Confidential Information” means any information, data or other materials of the Company, any Subsidiary or the Business which:  (i) is proprietary or confidential to the Company or any Subsidiary or otherwise was or is designated by the Company or any Subsidiary as “Confidential Information”, (ii) is not generally available to the general public, and (iii) is acquired by, disclosed to or known by Shareholder or any such affiliate as a result of or through its relationship with the Company, any Subsidiary or any Affiliate Seller.  “Confidential Information” includes without limitation:  (i) information concerning actual and potential customers, (ii) sales information, marketing and product development plans, marketing techniques, pricing policies and market forecasts, (iii) information with respect to development, improvements, inventions, ideas, processes, procedures, discoveries, concepts, designs, drawings, specifications, data and “know-how,” (iv) financial information, (v) product or service information (including, without limitation, product design and specifications, product development plans, product strategies and product delivery systems), (vi) information which, if used or disclosed, could adversely affect the Company, any Subsidiary, or the Business, or give a competitor an advantage over a party without access to the information, and (vii) information of a type described in the foregoing clause (i) through (vi) which the Company or any Subsidiary obtained from another party who treats the information as proprietary or designates it as confidential information or which is designed with a legend indicating that it is confidential or proprietary (whether or not owned or developed by the Company or any Subsidiary).

(c)  Any failure by Shareholder or any of his affiliates to comply with the terms of this Section 8.03 may cause irreparable damages to Buyer.  Accordingly, in the event of a breach of any provision of this Section 8.03, Buyer shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

8.04  Publicity.  No party to this Agreement shall make, directly or indirectly, any public announcement with respect to this Agreement or the transactions contemplated by this Agreement, except that:  (i) either party may make any announcement required by law, if the party uses commercially reasonable efforts to give the other parties prior notice of its intention to make any such announcement and to provide the other parties with a copy of the proposed announcement for their review, (ii) Buyer and its representatives may disclose information concerning the Company, the Subsidiaries, the Affiliate Sellers, and Shareholder in connection with Buyer’s financing activities, (iii) the Real Property Purchaser or Buyer may file any deeds and mortgages and UCC financing statements relating to the Transferred Real Property or assets of the Company and the Subsidiaries; and (iv) the Affiliate Sellers may take any action required by like-kind exchange procedures in accordance with Section 8.08.  Buyer and Shareholder shall agree on all the content of all press releases (not required by applicable law) and notices to customers or suppliers of the Business announcing the transaction contemplated by this Agreement.

8.05  Access to Employees.  Buyer shall use reasonable efforts to afford Shareholder and each Affiliate Seller, upon reasonable advance notice and during normal business hours, to employees of the Company as Shareholder may reasonably request for proper corporate purposes, including, without limitation, the defense of legal proceedings, the review of the Final Working Capital Statement, and the preparation of Tax Returns relating to the Company or the Subsidiaries; provided that such access does not unreasonably interfere with the operation of the business.  All out-of-pocket expenses, not including employee compensation and benefit-related expenses, reasonably incurred by Buyer or the Company in connection with this Section 8.05 shall be paid or promptly reimbursed by Shareholder.  Shareholder shall not involve any employee of the Company, Buyer or any Subsidiary for more than ten (10) business days in any twelve-month period without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

8.06  Service Credit.  Buyer agrees that each employee of the Company or any Subsidiary, including without limitation, in the event that Buyer transitions employees of the Company or any Subsidiary to Buyer’s employee medical and welfare benefits plans or Buyer’s 401(k) plan, for all purposes, including without limitation, for purposes of participation in Buyer’s plans, shall be credited with his or her years of service with the Company or any Subsidiary to the same extent such employee was entitled to credit for such service under any similar Employee Plan, except to the extent that any such credit would result in a duplication of benefits.  Nothing in this Section shall be construed to require Buyer to transition any employee to any of Buyer’s medical, welfare or other employee benefit plans.

8.07  Director and Officer Indemnification.  (a) From and after the Closing Date, the Company shall indemnify, defend and hold harmless the present and former officers and directors of each of the Company, Chef’s Pantry and Clovervale Transportation (individually, a “D&O Indemnified Party” and  collectively, the “D&O Indemnified Parties”) against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Company (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a “D&O Claim”), by reason of the fact that such person is or was a director or officer of the Company, Chef’s Pantry or Clovervale Transportation and arising out of actions or omissions occurring on or prior to the Closing Date, in each case to the full extent permitted under Chapter 1701 of the Ohio Revised Code, as amended (the “Ohio General Corporation Law”), and shall pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party to the fullest extent permitted under the Ohio General Corporation Law, upon receipt from the D&O Indemnified Party to whom expenses are advanced of his undertaking to repay such advances contemplated by Section 1701.13(E)(5) of the Ohio General Corporation Law.

(b)  Without limiting the foregoing, in the event any D&O Claim is brought against any D&O Indemnified Party (whether arising out of actions or inactions occurring on, before or after the Closing Date) after the Closing Date (i) the D&O Indemnified Parties may retain the Company’s regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Company, (ii) the Company shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Parties promptly as statements therefor are received and (iii) the Company will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Company shall not be liable for any settlement of any D&O Claim effected without its written consent, which consent shall not be unreasonably withheld.  Any D&O Indemnified Party wishing to claim indemnification under this Section 8.07 upon learning of any such D&O Claim, shall notify the Company (although the failure so to notify the Company shall not relieve the Company from any liability which the Company may have under this Section 8.07, except to the extent such failure materially prejudices the ability of the Company to defend such D&O Claim), and shall deliver to the Company the undertaking contemplated by Section 1701.13(E)(5) of the Ohio General Corporation Law.  The D&O Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the D&O Indemnified Parties), a conflict on any significant issue between the positions of any two or more D&O Indemnified Parties, in which event such additional counsel as may be required may be retained by the D&O Indemnified Parties.

(c)  This Section 8.07 is intended to be for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs, beneficiaries and personal representatives and shall be binding on the Company and its successors and assigns.

(d)  In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) within six (6) years of the Closing Date, transfers all or substantially all of its properties and assets to any person or entity, then in either such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 8.07.

8.08  Section 1031 Exchanges.  Notwithstanding anything to the contrary in this Agreement, each Affiliate Seller may transfer its rights or obligations under this Agreement to a party acting as “Qualified Intermediary”, as defined in Section 1031(k)-1(g)(4) of the Federal Income Tax Regulations (the “Intermediary”), provided that: (i) notwithstanding such assignment, in any event Buyer may proceed directly against the Affiliate Seller to enforce Buyer’s rights under this Agreement, to the extent permitted under this Agreement, without the need to join the Intermediary as a party; (ii) notwithstanding any such assignment the Transferred Real Property shall be conveyed directly by the Affiliate Seller to the Real Property Purchaser as provided in this Agreement; (iii) Buyer’s performance of any of its obligations to or in favor of the Intermediary shall be treated as performance to or in favor of the Affiliate Seller; (iv) Affiliate Seller shall provide a copy of the instrument by which any such assignment to the Intermediary is made to Buyer immediately after its execution; and (v) neither Buyer nor Real Property Purchaser shall be a party to such assignment to the Intermediary.  In the event either Affiliate Seller so assigns its rights or obligations under this Agreement to the Intermediary, Buyer shall or shall cause Real Property Purchaser to (a) render performance of all of Buyer’s obligations under this Agreement to the Intermediary, (b) deposit the purchase price for the applicable Transferred Real Property in accordance with the instructions of the Intermediary, and (c) allow the Affiliate Seller to proceed directly against Buyer without the need to join the Intermediary as a party to an action against Buyer in the event Buyer breaches any of its obligations under this Agreement.  The purpose of an assignment permitted by the Affiliate Sellers pursuant to this Section is solely to allow the Affiliate Seller to qualify the transfer of the Transferred Real Property for the benefits of Section 1031 of the Code.  Qualification for Section 1031 treatment is solely the responsibility of the Affiliate Sellers, and neither Buyer nor the Real Property Purchaser shall be responsible for such qualification.

8.09  Removal of Chocolate Line.  Shareholder shall, at his sole cost and expense, remove all pieces of the Chocolate Line that are located at the Amherst Property within sixty (60) days following the Closing.

8.10  Certain Litigation.  Buyer and Shareholder shall handle any and all claims or legal proceedings described in Schedule 8.10 relating to the Original Contract, the Original Bid, or the New Bid (each as defined in Section 10.02(h)) in accordance with the procedures set forth on Schedule 8.10

8.11  Payment of Indebtedness for Borrowed Money; David Lewis Indebtedness; Lorain Property.  Buyer shall pay all indebtedness for borrowed money of the Company or any Subsidiary set forth on Schedule 2.03(a) and shall use its reasonable efforts to obtain releases (or the equivalent thereof) of personal guarantees made by Shareholder or any person or Entity affiliated with or related to him with respect to any such indebtedness; provided that the payoff letters delivered to Buyer pursuant to Section 7.03(g) state that such guarantees will be released upon payment in full of the amounts set forth on Schedule 2.03(a).  Buyer shall cause the Company to pay the Lewis Indebtedness in accordance with the terms of the Lewis Agreement until December 31, 2006 and on January 1, 2007, Buyer shall cause the Company to pay the remaining balance due under such Agreement to Mr. Lewis.  Any contracts, arrangements or agreements that relate to the Lorain property and to which the Company or any Subsidiary is a party are hereby assigned to Cawrse Properties and Cawrse Properties hereby assumes any and all obligations thereunder and shall pay any out-of-pocket  costs (other than employee compensation and benefit-related expenses) incurred by the Company or Cawrse Properties to effect any such assignment.  To the extent any such contracts, arrangements or agreements are not assigned to Cawrse Properties at the Closing and until such contracts, arrangements and agreement have been assigned, the performance obligations shall, as between the Company and Cawrse Properties, be deemed to be subleased or subcontracted to Cawrse Properties.

ARTICLE 9
TERMINATION

9.01  Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time:

(a)  By mutual written consent of Buyer and Shareholder.

(b)  By either Buyer, on the one hand, or Shareholder and Affiliate Sellers, on the other hand, if the transactions contemplated by this Agreement have not been consummated on or before September 30, 2006 (or such later date as Buyer and Shareholder may agree to in writing) (the “Termination Date”), except that the right to terminate this Agreement under this Section 9.01(b) shall not be available to Buyer, on the one hand, or Shareholder and Affiliate Sellers, on the other hand, if the failure of Buyer or Shareholder and Affiliate Sellers, respectively, to perform any material obligation, or to fulfill any material condition within the control of such party, under this Agreement has been the proximate cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before that date.

(c)  By Buyer, if any event or events (including, without limitation, any material breach by the Company or Shareholder of any representation, warranty, covenant or agreement in this Agreement which is not cured as soon as reasonably practicable after written notice thereof is given to Shareholder and, in any event, prior to the Closing) occur which render one or more of the conditions to the obligations of Buyer set forth in Section 6.01 impossible of satisfaction at or prior to the Closing and such condition or conditions is not waived by Buyer.

(d)  By Shareholder, if any event or events (including, without limitation, any material breach by Buyer of any representation, warranty, covenant or agreement in this Agreement which is not cured as soon as reasonably practicable after written notice thereof is given to Buyer and, in any event, prior to the Closing) occur which render one or more of the conditions to the obligations of Shareholder as set forth in Section 6.02 impossible of satisfaction at or prior to the Closing and such condition or conditions is not waived by Shareholder.

(e)  If this Agreement is terminated by either Buyer or Shareholder pursuant to this Section 9.01, such termination shall become effective at such time as the terminating party or parties gives written notice of the termination to the other party or parties.

9.02  Effect of Termination.  In the event this Agreement is terminated pursuant to Section 9.01, the provisions of this Agreement immediately shall become void and of no further force and effect (except that the provisions of the Confidentiality Agreement shall survive such termination), and there shall be no liability of Shareholder, the Company, any Affiliate Seller, or Buyer other than with respect to any willful breach by such party or parties of any representation, warranty or obligation under this Agreement on the part of such party or parties which occurred and was not cured prior to such termination.

ARTICLE 10
INDEMNIFICATION

10.01  Survival of Representations and Warranties.  Except as hereinafter set forth, all representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing and shall expire and terminate the earlier of three (3) years after the Effective Time or the termination of this Agreement pursuant to Article 9 or otherwise.  Notwithstanding the foregoing,

(a)  The representations and warranties made in Sections 3.01, 3.02, 3.03, 3.04(a)—(c), 4.01, 4.02, 4.05 and 4.08 shall not expire.

(b)  The representations and warranties made in Section 3.09 shall expire 90 days after the expiration of the period during which any tax deficiency may be asserted for any period prior to the Effective Time.

(c)  The representations and warranties made in Sections and 3.10, 3.20 and 4.07 shall expire upon expiration of the applicable statutes of limitations for any suits, claims or actions that could be brought by any party against the Company, any Subsidiary, Shareholder or any member of the Buyer Group relating to the facts, conditions or circumstances addressed in such representations and warranties.

10.02  Indemnification by Shareholder.  (a)  Subject to the terms and conditions of this Article 10, after the Closing, Shareholder shall indemnify, defend and hold Buyer and each of its affiliates, directors, officers and employees and the successors and assigns of any of them (including, without limitation, the Company, the Subsidiaries and the Real Property Purchaser) (collectively, the “Buyer Group”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from:

(i)  any misrepresentation or inaccuracy of any representation or warranty made by Shareholder in this Agreement; provided, however, that the matter described in item 8 on Schedule 3.20 (Environmental Matters) shall not be considered disclosed for purposes of this Section 10.01(a)(i);

(ii)  any breach by the Company prior to the Closing, or any breach by Shareholder, any Affiliate Seller, or the Company of any covenant, agreement or obligation of contained in this Agreement;

(iii)  (A) all Taxes of the Company and the Subsidiaries with respect to any period ending on or prior to the Closing Date, (B) all real and personal property Taxes of the Company or any Subsidiary or relating to the Amherst Property or the Easley Property, with a Lien date prior to the Closing Date, (C) all Taxes of the Company or the Subsidiaries for any Straddle Period (insofar as they are not allocable to a period after the Effective Time, determined as provided in Section 8.01), and (D) all Taxes of any Entity (other than the Company or any Subsidiary) which currently is or has been an affiliate of the Company which may be imposed on the Company or any Subsidiary;

(iv)  any defective or nonstandard Food or other product manufactured, processed or sold by the Company or any Subsidiary on or before the Closing;

(v)  any legal or accounting fees or expenses incurred by the Company prior to the Closing Date in connection with the transactions contemplated by this Agreement and not either paid prior to the Effective Time or reflected as a Liability on the Final Working Capital Statement;

(vi)  any liability or obligation arising out of or relating to the release or leak of ammonia by the Company, any Subsidiary, Shareholder or any Affiliate Seller on or before the Closing Date;

(vii)  any liability or obligation arising out of or relating to any suit or allegation that any product, product-line, equipment or method, used, manufactured, sold, owned, or operated by Shareholder, the Company, any Subsidiary, or the Business infringes any patent or other intellectual property of Smucker’s Fruit Processing Company or The J.M. Smucker Company (or any of their respective assignees or successors in interest), including but not limited to, U.S. Pat. No. 6,004,596 and U.S. Pat. No. 6,874,409 (including any re-examination certificate(s) which may be issued with respect to either) or any associated reissued patent(s) or any United States patent claiming priority thereto, whether relating to the use, manufacture, sale, ownership or operation before or after the Closing Date; provided, however, that the indemnification obligations under this clause shall not apply to the extent that the same arise from any changes implemented by Buyer; and

(viii)  any liability or obligation arising out of or relating to (A) the ownership or use of the real property, buildings and improvements formerly used in the Business and located in Lorain, Ohio, (B) the ownership or use of the Chocolate Line, or (C) the Lewis Agreement (other than payment of the Lewis Indebtedness pursuant to Section 8.11).

(b)  Indemnification by Buyer.  Subject to the terms and conditions of this Article 10, after the Closing, Buyer shall indemnify, defend and hold Shareholder and each Affiliate Seller harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Shareholder or any Affiliate Seller, directly or indirectly, by reason of or resulting from:

(i)  any misrepresentation or inaccuracy of any representation or warranty made by Buyer in this Agreement; and

(ii)  any breach by Buyer of any covenant, agreement or obligation of Buyer  contained in this Agreement

(all of the foregoing, collectively with the claims set forth in Section 10.02(a), hereinafter are referred to as “Claims”).

(c)  Procedures Applicable to Third-Party Claims (other than Tax Claims).  The obligations and liabilities of Shareholder and Affiliate Sellers, on the one hand, and Buyer on the other, to indemnify the other under Section 10.02(a) or (b) with respect to Claims asserted by a person other than a member of the Buyer Group or Shareholder or any Affiliate Seller (other than a Tax Claim) shall be subject to the following terms and conditions:

(i)  Right of Indemnifying Party to Assume Defense of Claim.  The party to be indemnified (the “Indemnified Party”) shall give the other party or parties (the “Indemnifying Party”) notice of any such Claim within 60 days after discovery of such Claim and with respect to the misrepresentation or inaccuracy of a representation and warranty, prior to the expiration of that representation and warranty in accordance with Section 10.01, and, subject to the provisions of Section 10.02(c)(v), the Indemnifying Party, at its sole cost and expense, shall have the right, upon written notice to the Indemnified Party that it is assuming defense of the Claim, to assume the defense of the Claim if in such written notice Indemnifying Party acknowledges that the Claim is covered by the indemnification obligations of Indemnifying Party under this Article 10.  If the Indemnifying Party assumes the defense of the Claim, it shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of the Claim and shall defend or settle the same.

(ii)  Conduct of the Defense.  The contest of the Claim may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate.  Such contest shall be conducted diligently by the Indemnifying Party.  The Indemnifying Party shall keep the Indemnified Party fully informed with respect to the Claim and the contest thereof; however, if the Indemnified Party joins in any such contest, the Indemnifying Party shall have full authority, in consultation with the Indemnified Party, to determine all action to be taken with respect thereto.  Notwithstanding the foregoing, however, the Indemnifying Party may consent to a settlement or compromise of, or the entry of any judgment arising from, the Claim without the prior written consent of the Indemnified Party if, and only if, the proposed settlement, compromise or judgment:  (A) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party, and (B) does not provide for any remedy or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees and is able to pay.

(iii)  Cooperation in Defense.  If requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books and records, in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim or any cross-complaint against any person, but the Indemnifying Party shall reimburse the Indemnified Party for reasonable out-of-pocket costs incurred by the Indemnified Party in so cooperating.  The Indemnifying Party shall use its best efforts to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such persons.

(iv)  Failure of Indemnifying Party to Assume Defense.  If the Indemnifying Party does not assume the defense of the Claim in accordance with this Section 10.02(c)(i) within 30 days after the receipt of notice thereof, the Indemnified Party may defend against the Claim in such reasonable manner as it may deem appropriate, and the expense of such defense shall constitute Damages.  The Indemnifying Party shall have the right to have its counsel attend and observe all administrative and judicial meetings, conferences, hearings and other proceedings in connection with such defense and to be provided with copies of, or reasonable access to, all pleadings, notices and other filings in connection with such defense.

(v)  Compliance with Procedures.  Notwithstanding the terms of this Article 10, the Indemnified Party shall not be entitled to indemnification pursuant to this Article 10 unless the Indemnified Party delivers any notice required under Section 10.02(c)(i) (and in the case of a Claim with respect to the misrepresentation or inaccuracy of a representation and warranty, prior to the expiration of that representation and warranty in accordance with Section 10.01); provided, however, that the failure to comply with the notice requirement set forth in Section 10.02(c)(i) shall constitute a defense to the indemnity obligations of the Indemnifying Party hereunder only to the extent that the Indemnifying Party suffers actual prejudice as the result of such failure to comply.

(vi)  Tax Claims.  All Tax Claims shall be governed exclusively by Section 10.02(d) regardless of which subsection of Section 10.02(a) forms the basis for such Claim.

(d)  Procedure with Respect to Tax Claims.  The following procedures shall apply with respect to all Tax Claims:

(i)  If a claim is made by any taxing authority which may result in or constitute a Tax Claim for which the Buyer Group may be entitled to indemnification from Shareholder under this Article 10, Buyer shall notify Shareholder in writing of such Tax Claim and of any counterclaim Buyer or the Company intends to assert reasonably promptly after receipt of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent

Shareholder actually has been prejudiced by such failure.  Buyer shall have the right to control the defense of all Tax Claims with counsel of its own choice, and the costs of such defense (including, without limitation, reasonable attorneys’ fees) shall constitute Damages.  Buyer may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such action or file suit in the United States Tax Court or other court of applicable jurisdiction; provided, however, that the Buyer first must consult in good faith with Shareholder before taking any action with respect to the conduct of a Tax Claim.  Notwithstanding the foregoing, however:  (i) Shareholder shall have the right to participate (at his expense) with counsel of their own choosing fully in all aspects of the defense of such Tax Claim, (ii) Buyer shall inform Shareholder, reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings conferences, hearings and other proceedings relating to such Tax Claim, (iii) Shareholder shall be entitled to have their representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, and (iv) Buyer shall provide to Shareholder all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent’s reports, protests, petitions and any other documents relating to such Tax Claims promptly upon receipt from, or in advance of submission to, the relevant taxing authority.

(ii)  Shareholder shall provide to Buyer, and Buyer shall provide to Shareholder, all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent’s reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to, the relevant taxing authority.

(e)  Limitations.  Notwithstanding any other provision of this Article 10, after the Closing,

(i)  Shareholder shall not be liable for indemnification under Section 10.02 until the aggregate amount of Damages otherwise due to Buyer exceeds on a cumulative basis $100,000 (the “Threshold”); provided however, that once the Damages due from Shareholder to Buyer exceeds the Threshold, Shareholder shall be liable for all Damages, exceeding such Threshold; and provided further, that the Threshold shall not apply to Damages arising by reason of or resulting from (A) Tax Claims, and (B) Claims made pursuant to Sections 10.02(a)(ii), (a)(v), (a)(vii) or (a)(viii).

(ii)  Neither Shareholder nor Buyer shall be liable to the other under Section 10.02 for aggregate Damages which are in excess of $2,500,000 (the “General Cap”); provided, however, that the General Cap shall not apply to Damages arising by reason of or resulting from (A) Tax Claims, (B) Claims made pursuant to Section 10.02(a)(i) for any misrepresentation or inaccuracy of any representation or warranty made by Shareholder in Section 3.20 (Environmental Matters), Section 3.03 (Capitalization), or Section 3.04(c) (Subsidiaries), (C) Claims made pursuant to Section 10.02(a)(ii), Section 10.02(a)(viii), Section 10.02(b)(ii), or (D) fraud.

(iii)  Shareholder shall not be liable to Buyer for aggregate Damages which are in excess of $3,000,000 for (A) Claims made pursuant to Section 10.02(a)(vi), or (B) Claims made pursuant to Section 10.02(a)(i) for Damages arising by reason of or resulting from any misrepresentation or inaccuracy of any representation or warranty made by Shareholder in Section 3.20 (Environmental Matters).

(f)  General Escrow Amount.  The General Escrow Amount shall be non-exclusive source of funds from which the indemnification obligations of Shareholder under this Article 10 may be satisfied, except that the General Escrow Amount shall not be available for Claims for indemnification under Section 10.02(a)(vii).

(g)  Patent Escrow Amount.  The Patent Escrow Amount shall be the exclusive source of funds from which the indemnification obligations of Shareholder under Section 10.02(a)(vii) shall be satisfied and all such funds shall be paid only in accordance with the procedures and provisions set forth on Schedule 10.02(g).

(h)  Baltimore Escrow Amount.  The parties acknowledge that the Company is a party to that certain Agreement (the “Original Contract”) dated on or about July 13, 2006 between the Baltimore City Board of School Commissioners (“BCBSC”) and the Company for the supply of products by the Company to designated Baltimore City Public School System (“BCPSS”) cafeterias as outlined in the Company’s bid for the BCBSC’s Contract BCS-06079 (the “Original Bid”).  The parties further acknowledge that on or about August 10, 2006, a temporary injunction was obtained by Eastern Food Services, Inc. with respect to the supply of products by the Company pursuant to the Original Contract.  If a new bid is required for the supply of products to the BCPSS for the 2006/2007 school year, Shareholder shall cause the Company to submit a new bid to the BCBSC for the supply of such products in accordance with the requirements established by BCBSC or any other governmental organization or court having jurisdiction over the contract (the “New Bid”). The terms of any New Bid and the disbursement of the Baltimore Escrow Amount shall be made in accordance with the procedures and provisions set forth on Schedule 10.02(h).

(i)  Notice to Escrow Agent.  Buyer may give to the Escrow Agent a copy of any notice of a Claim for indemnification which Buyer gives to Shareholder under this Article 10 during the term of the escrow established pursuant to the Escrow Agreement.

(j)  Exclusive Remedy.  If the Closing occurs, Buyer hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement, with the exception of the Share Purchase Price adjustment in Section 2.04, claims for indemnification pursuant to Section 8.10(b) and (d), and claims for fraud or willful misconduct, shall be pursuant to the indemnification provisions set forth in this Article 10.

(k)  Mitigation.  An Indemnified Party shall take all commercially reasonable steps to mitigate indemnifiable Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages.

(l)  Insurance.  Shareholder shall have no liability for any Claim to the extent of the amount of proceeds, if any, of insurance maintained by the Company or any Subsidiary prior to the Closing which are actually received by the Company or any Subsidiary with respect to such Claim, net of all reasonable out-of-pocket costs and expenses (other than compensation and benefits for employees of the Company, any Subsidiary or Buyer) incurred by the Company or any Subsidiary in obtaining payment of such insurance proceeds.

ARTICLE 11
MISCELLANEOUS

11.01  Waiver.  Either Buyer, on the one hand, or Shareholder, the Affiliate Sellers and the Company, on the other hand, may, by written notice to the other:  (a) extend the time for performance of any of the obligations or other actions of such other party(ies) under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party(ies) contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party(ies) contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party(ies) under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement.  The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.02  Entire Agreement; Amendment.  This Agreement, including the exhibits and Schedules and the documents referred to herein (which exhibits, Schedules and documents are incorporated herein by this reference), and, through the Closing, the Confidentiality Agreement, shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter.  This Agreement can be modified or amended only by a writing duly executed by Buyer, the Company, the Affiliate Sellers, and Shareholder.

11.03  Further Assurances.  From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

11.04  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such State.

11.05  Headings.  The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement.

11.06  Notices.  All notices, requests, demands and other communications pursuant to this Agreement shall be in writing, shall be deemed to have been effectively given:  (i) when delivered personally, (ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, registered or certified and with proper postage prepaid, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows:

If to Buyer:

Pierre Foods, Inc.

9990 Princeton Road

Cincinnati, OH  45246

Attn:  Joseph W. Meyers

Fax:  (513) 682-1330

With a required copy to:

Thompson Hine LLP

2000 Courthouse Plaza N.E.

Dayton, Ohio 45401-8801

Attn:  Linn S. Harson

Fax:  (937) 443-6635

If to the Company (prior to the Closing),

or to any Affiliate Seller or Shareholder:

Richard S. Cawrse, Jr.

P.O. Box 333

Huron, OH  44839-0333

Fax:  (440) 960-2358

With a required copy to:

Nicola, Gudbranson & Cooper, LLC

1400 Republic Building

25 W. Prospect Avenue

Cleveland, Ohio 44115

Attn:  James R. Chriszt

Fax: (216) 621-3999

Any party or other recipient may from time to time change its address and telecopy number for purposes of this Agreement by giving notice of such change as provided herein.

11.07  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.  A manual signature of a party to this Agreement transmitted to the other party (or counsel to the other party) by telecopy shall be deemed for all purposes to be an original signature.

11.08  Parties in Interest; Assignment.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

11.09  Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon any determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

11.10  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and the terms “include,” “includes” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.”  Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the schedules and disclosure schedules to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement.

11.11  Arbitration.  Any controversy or claim arising out of or relating to this Agreement (other than a controversy or claim with respect to the calculation of the final Share Purchase Price or preparation of the Final Working Capital Statement, which shall be subject to the procedure provided in Section 2.04 and not this Section 11.11), or the breach of this Agreement, shall be referred to the American Arbitration Association to be settled by arbitration conducted before a single arbitrator in Columbus, Ohio (or such other location as the parties may agree) in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that if the controversy or claim involves a matter as to which Buyer has made a claim for payment under the Escrow Agreement and Shareholder has given a timely Objection Notice pursuant to the Escrow Agreement, such controversy or claim shall not be referred to arbitration pursuant to this Section 11.11 unless Shareholder and Buyer fail to resolve the dispute within 30 days after Buyer receives the Objection Notice from Shareholder.   Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.  The fees and expenses of the arbitrator shall be apportioned between the parties by the arbitrator with the findings and results of the arbitration.  Any award shall be a conclusive determination of the disputed matter; shall be final and binding upon the parties and shall not be contested by the parties.  The arbitrator making any such award shall be instructed to give prompt notice of his or her findings and the results of arbitration (including any determination that a payment shall be made to Buyer from the escrow created pursuant to the Escrow Agreement) to Escrow Agent in accordance with the Escrow Agreement.

11.12  Calculation of Time.  In computing any period of time for purposes of this Agreement, the day the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included.  Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

11.13  Incorporation of Exhibits and Schedules.  All Exhibits and Schedules attached hereto or delivered in connection herewith are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.  In the event that any matter might properly be disclosed on more than one Schedule, such matter, if adequately disclosed on any appropriate Schedule, shall be deemed to have been disclosed for purposes of all other applicable Schedules regardless of whether or not a specific cross reference is made thereto.

11.14  Representations as to Compliance with Laws.  Whenever a representation or warranty is made herein with respect to compliance with any law, ordinance, rule, regulation, code or any administrative or judicial interpretations thereof (collectively, “Laws”) that representation or warranty means the applicable subject matter is in compliance with applicable laws as in existence on the Closing Date and does not extend to any amendments, changes in regulatory or judicial interpretations, or revisions of such Laws adopted subsequent to such date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first written above.

PIERRE FOODS, INC.

By	/s/ JOSEPH W. MEYERS
Joseph W. Meyers
Vice President, Finance

CLOVERVALE FARMS, INC.

By	/s/ RICHARD S. CAWRSE, JR.
Name: Richard S. Cawrse, Jr.
Title: President

CAWRSE PROPERTIES, LLC

By	/s/ RICHARD S. CAWRSE, JR.
Name: Richard S. Cawrse, Jr.
Title: Sole Member and Manager

CLOVERVALE REALTY, INC.

By	/s/ RICHARD S. CAWRSE, JR.
Name: Richard S. Cawrse, Jr.
Title: President

/s/ RICHARD S. CAWRSE, JR.
RICHARD S. CAWRSE, JR.

EXHIBITS

Exhibit A	Escrow Agreement

Exhibit B	Employment Agreement

DISCLOSURE SCHEDULES

Designation	Description

1	Real Property Permitted Exceptions
2.03(a)	Indebtedness for Borrowed Money
3.02	Incorporation; Qualification To Do Business
3.04	Trade Names and Fictitious Names
3.05	Required Consents
3.06	Accrued Profit Sharing
3.07	Certain Changes since December 31, 2005
3.08	Liabilities and Obligations
3.09	Tax Matters
3.10	Employee Plans
3.11	Contracts
3.12	Litigation
3.13	Compliance with Laws; Permits; and Licenses
3.14	Labor Matters
3.15	Personal Property
3.16	Real Property
3.17	Location of Inventory
3.18	Proprietary Rights
3.19	Insurance
3.20	Environmental Matters
3.21	Certain Transactions
3.22	Certain Business Relationships; Bank Accounts; Powers of Attorney, Etc.
3.24	Product Liability Claims
3.25	Warranty Claims
4.03	Required Consents of Buyer
8.10	Certain Litigation
10.02(g)	Patent Escrow
10.02(h)	Baltimore Escrow Amount

EXHIBIT A

Exhibit A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of the        day of August, 2006, among PIERRE FOODS, INC., a North Carolina corporation (“Buyer”), RICHARD S. CAWRSE, JR. (“Shareholder”), and LASALLE BANK NATIONAL ASSOCIATION (“Escrow Agent”), under the following circumstances:

A.     Buyer, Shareholder, Clovervale Farms, Inc. an Ohio corporation of which Shareholder is the sole shareholder, Cawrse Properties, LLC, an Ohio limited liability company of which Shareholder is the sole member, and Clovervale Realty, Inc., an Ohio corporation of which Shareholder is the sole shareholder, are parties to that certain Share and Asset Purchase Agreement dated August 18, 2006, pursuant to which Buyer is purchasing all of the issued and outstanding capital stock of the Company and certain real property used in the business of the Company (the “Purchase Agreement”);

B.     Contemporaneous with the execution of this Agreement, the parties are closing the transactions contemplated by the Purchase Agreement;

C.     Pursuant to the terms of the Purchase Agreement, a portion of the consideration payable by Buyer to Shareholder is required to be escrowed for the purposes and upon the terms set forth hereinafter; and

D.     Buyer and Shareholder desire to appoint the Escrow Agent as the agent for such escrow arrangement, and Escrow Agent is agreeable to acting as such.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.   Definitions.   All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

2.   Appointment of the Escrow Agent.   Buyer and Shareholder hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment.

3.   General Escrow Amount.   On the Closing Date, Buyer shall deliver the General Escrow Amount, in immediately available funds, to the Escrow Agent, as escrow agent. The General Escrow Amount shall be held by the Escrow Agent in an escrow subaccount (the “General Escrow Subaccount”) and shall at all times be invested in certificates of deposit, short term obligations of the United States government, or overnight money market funds, as specified in accordance with the joint written instructions of Buyer and Shareholder from time to time received by the Escrow Agent. If no such instructions have been received, the Escrow Agent shall invest all amounts then held in the General Escrow Amount in Federated Treasury Obligations Fund (Trust Shares). The interest earned as a result of any such investment (“General Interest”) shall be credited to and deposited into the General Escrow Subaccount. The sum of the General Escrow Amount plus the General Interest from time to time held in the General Escrow Subaccount is referred to hereinafter as the “General Escrowed Funds”.

4.   Payment of General Escrowed Funds.

(a)    The Escrow Agent shall deliver the General Escrowed Funds only in accordance with the terms and conditions set forth herein.

(b)    The Escrow Agent shall pay the General Escrowed Funds, or a portion of the General Escrowed Funds, in immediately available funds, in accordance with the following:

(i)     at any time, pursuant to written instructions signed by both Buyer and Shareholder;

(ii)    to Buyer no earlier than thirty (30) business days after receipt of a notice from Buyer (with a copy delivered by Buyer on the same day and in the same manner to Shareholder) stating that Buyer is entitled to payment of all or a portion of the General Escrowed Funds to satisfy Claims of Buyer for indemnification pursuant to Article 10 of the Purchase Agreement and specifying Buyer’s good faith estimate of the amount of such Claims (a “Claim Notice”) provided Escrow Agent does not receive notification from Shareholder objecting to Buyer’s Claim (an “Objection Notice”) within thirty (30) business days after the Escrow Agent’s receipt of the Claim Notice;

(iii)   in the event Buyer shall have delivered a Claim Notice pursuant to Section 4(b)(ii) above and Shareholder shall have timely delivered an Objection Notice as provided in Section 4(b)(ii) above, the Escrow Agent shall not pay the General Escrowed Funds claimed to be owed to Buyer to either party until the dispute between the parties has been resolved pursuant to either Section 4(b)(i) above or Section 14 of this Escrow Agreement;

(iv)   on August     , 2007, the Escrow Agent shall pay to Shareholder by wire transfer of immediately available funds, the amount of General Escrowed

2

Funds, if any, in excess of $2,000,000 after deducting: (x) all amounts paid on or before such date pursuant to Claim Notices, and (y) all amounts claimed in all Claim Notices pending unresolved on such date, which amount with respect to each such unresolved Claim Notice shall be paid upon the resolution thereof in accordance with this Escrow Agreement;

(v)    on August     , 2008, the Escrow Agent shall pay to Shareholder by wire transfer of immediately available funds, the amount of the General Escrowed Funds, if any, in excess of $1,000,000 less the sum of: (x) all amounts paid on or before such date pursuant to Claim Notices not previously applied as provided in Section 4(b)(iv), and (y) all amounts claimed in all Claim Notices pending unresolved on such date, which amount with respect to each such unresolved Claim Notice shall be paid upon the resolution thereof in accordance with this Escrow agreement; and

(vi)   on August       , 2009, the Escrow Agreement shall pay to Shareholder the entire remaining General Escrowed Funds by wire transfer of immediately available funds, less the aggregate amount claimed in all Claim Notices pending unresolved on such date, which amount with respect to each such unresolved Claim Notice shall be paid upon the resolution thereof in accordance with this Escrow Agreement.

(c)    The party or parties entitled to receive any portion of the General Escrowed Funds pursuant to Section 4(b) shall provide instructions to the Escrow Agent for the disbursement of the General Escrowed Funds or a portion thereof.

5.   Patent Escrow Amount.   On the Closing Date, Buyer shall deliver the Patent Escrow Amount, in immediately available funds, to the Escrow Agent, as escrow agent. The Patent Escrow Amount shall be held by the Escrow Agent in an escrow subaccount (the “Patent Escrow Subaccount”) and shall be invested, reinvested and otherwise maintained in the same manner as the General Escrow Amount. The interest earned as a result of any such investment (“Patent Interest”) shall be credited to and deposited into the Patent Escrow Subaccount. The sum of the Patent Escrow Amount plus the Patent Interest from time to time held in the Patent Escrow Subaccount is referred to hereinafter as the “Patent Escrowed Funds”.

6.   Payment of the Patent Escrowed Funds.   The Escrow Agent shall hold the Patent Escrowed Funds in escrow for the benefit of Buyer and Shareholder until such time as Buyer notifies the Escrow Agent to release the Patent Escrowed Funds in accordance with Section 10.02(g) of the Purchase Agreement (the “Patent Notice”). Within seven (7) days after the Escrow Agent receives the Patent Notice, the Escrow Agent shall distribute the Patent Escrowed Funds in accordance with such Notice.

7.   Baltimore Escrow Amount.   On the Closing Date, Buyer shall deliver the Baltimore Escrow Amount, in immediately available funds, to the Escrow Agent, as escrow agent. The Baltimore Escrow Amount shall be held by the Escrow Agent in an escrow

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subaccount (the “Baltimore Escrow Subaccount”) and shall be invested, reinvested and otherwise maintained in the same manner as the General Escrow Amount. The interest earned as a result of any such investment (“Baltimore Interest”) shall be credited to and deposited into the Baltimore Escrow Subaccount. The sum of the Baltimore Escrow Amount plus the Baltimore Interest from time to time held in the Baltimore Escrow Subaccount is referred to hereinafter as the “Baltimore Escrowed Funds”.

8.   Payment of the Baltimore Escrow Amount.   The Escrow Agent shall hold the Baltimore Escrowed Funds in escrow for the benefit of Buyer and Shareholder until such time as Buyer notifies the Escrow Agent to release the Baltimore Escrowed Funds in accordance with Section 10.02(h) of the Purchase Agreement (the “Baltimore Notice”). Within seven (7) days after the Escrow Agent receives the Baltimore Notice, the Escrow Agent shall distribute the Baltimore Escrowed Funds in accordance with such Notice.

9.   Termination of Escrow.   Once the entire General Escrowed Funds, Patent Escrowed Funds, and Baltimore Escrowed Funds have been paid pursuant to this Escrow Agreement, this escrow and the Escrow Agent’s duties hereunder shall automatically terminate.

10.   Escrow Fees and Expenses.   The fees and expenses of the Escrow Agent shall be paid by Buyer. Escrow Agent’s fees are as set forth in Schedule A to this Agreement.

11.   Resignation of an Escrow Agent.   Escrow Agent may resign as such at any time by giving written notice thereof to all parties, but continue to serve until its successor, appointed by agreement of Buyer and Shareholder accepts appointment as a successor escrow agent. If a successor escrow agent has not been appointed or has not accepted such appointment thirty (30) days after such notice of a resignation has been given, the Escrow Agent may apply, but shall have no obligation to do so, to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The terms and conditions of this Escrow Agreement will remain unimpaired by the resignation of an Escrow Agent or the appointment of a successor escrow agent. Following the appointment of a successor escrow agent, such person shall for all intents and purposes of this Escrow Agreement be an “Escrow Agent” hereunder. An Escrow Agent’s resignation shall take effect upon delivery of all documents needed to transfer the General Escrowed Funds, the Patent Escrowed Funds and the Baltimore Escrowed Funds to a successor escrow agent and such Escrow Agent shall thereupon be discharged from all obligations under this Agreement except those related to its prior acts (subject to Section 12 below), and such former Escrow Agent shall have no further duties or responsibilities in connection herewith. The obligations of Buyer and Shareholder to the Escrow Agent and the rights of the Escrow Agent under Sections 10 and 12 hereof shall survive termination of this Agreement or the resignation or removal of the Escrow Agent. In the event that the Escrow Agent submits a notice of resignation, its only duty, until a successor Escrow Agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the General Escrow Subaccount, the Patent Escrow Subaccount, and the Baltimore Escrow Subaccount in accordance with this Escrow Agreement, but without regard to any notices, requests, instructions, demands or the like received by it from the other parties hereto after such notice shall have been given, unless the same is a direction from the Buyer and Shareholder that the General Escrowed Funds, the Patent Escrowed Funds, and the Baltimore Escrowed Funds be

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paid or delivered in their entirety out of the General Escrow Subaccount, the Patent Escrow Subaccount, and the Baltimore Escrow Subaccount.

12.   Liability of Escrow Agent.   The Escrow Agent assumes no responsibility or liability to Buyer or Shareholder or to any other persons, other than to deal with the General Escrowed Funds, the Patent Escrowed Funds, and the Baltimore Escrowed Funds held and received by it pursuant to the terms of this Escrow Agreement. The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for actions or omissions to act that constitute gross negligence or willful misconduct. Buyer and Shareholder shall, jointly and severally, indemnify and hold the Escrow Agent harmless for all claims, liability, loss and expense (including reasonable out-of-pocket and incidental legal fees of outside counsel and related expenses) with respect to anything done by Escrow Agent in good faith in any and all matters covered by this Escrow Agreement and in accordance with the terms hereof (provided that such actions do not evidence gross negligence or willful misconduct on the part of the Escrow Agent).

13.   Responsibilities and Rights of the Escrow Agent.

(a)    The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Without limiting the generality of the foregoing, the Escrow Agent shall have no duty or responsibility as regards any: (i) security as to which a default in the payment of principal or interest has occurred, to give notice of default, make demand for payment or take any other action with respect to such default; and (ii) loss occasioned by delay in the actual receipt of notice of any payment, redemption or other transaction regarding any item in the General Escrow Subaccount, the Patent Escrow Subaccount, or the Baltimore Escrow Subaccount as to which it is authorized to take action hereunder. The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken in good faith in accordance with such advice.

(b)    The Escrow Agent is hereby authorized to comply with any judicial order or legal process which stays, enjoins, directs or otherwise affects the transfer or delivery of the General Escrowed Funds, the Patent Escrowed Funds, or the Baltimore Escrowed Funds or any party hereto and shall incur no liability for any delay or loss which may occur as a result of such compliance.

(c)    The Escrow Agent shall have no duty or responsibility with regard to any loss resulting from the investment, reinvestment, sale or liquidation of the General Escrowed Funds, the Patent Escrowed Funds, or the Baltimore Escrowed Funds in accordance with the terms of this Escrow Agreement.

(d)    Except as otherwise expressly provided herein, the Escrow Agent is authorized to execute instructions and take other actions pursuant to this Escrow Agreement as they deem reasonable and necessary. The Escrow Agent shall not have any liability under this Escrow Agreement for any loss or expense other than those occasioned by its own gross negligence or willful misconduct and in any event its liability shall be limited to direct damages and shall not include any special or consequential damages. All collection and receipt of funds or securities and all payment

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and delivery of funds or securities under this Escrow Agreement shall be made by the Escrow Agent as agent, at the risk of the other parties hereto with respect to their actions or omissions and those of any person other than the Escrow Agent. In no event shall the Escrow Agent be responsible or liable for any loss due to forces beyond their control, including, but not limited to, acts of God, flood, fire, nuclear fusion, fission or radiation, war (declared or undeclared), terrorism, insurrection, revolution, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Escrow Agreement, inability to obtain equipment or communications facilities, or the failure of equipment or interruption of communications facilities, and other causes whether or not of the same class or kind as specifically named above. In the event that Escrow Agent is unable substantially to perform for any of the reasons described in the immediately preceding sentence, it shall so notify the other parties hereto as soon as reasonably practicable.

(e)    The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document that the Escrow Agent in good faith reasonably believe to be genuine and what it purports to be. The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this Escrow Agreement may arise or any other agreement between the Buyer and Shareholder. Where directions or instructions from more than one of the undersigned are required, such directions or instructions may be given by separate instructions of similar tenor. Any of the undersigned may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of authority is first furnished to the Escrow Agent.

14.   Dispute Resolution.   Buyer and Shareholder shall attempt in good faith to resolve any dispute relating to this Agreement. If Buyer and Shareholder fail to resolve a dispute for which an Objection Notice has been given within 30 days after Buyer receives the Objection Notice (such 30-day period being referred to as the “Resolution Period”), then such dispute shall be resolved by arbitration pursuant to Section 11.11 of the Purchase Agreement. In the event of any disagreement between any of the parties to this Escrow Agreement, or between them or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, reasonably and in good faith, shall be in doubt as to what action they should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on them, or refuse to take any action hereunder, so long as such disagreement continues or such doubt exists, and in any event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons; provided, however, that the Escrow Agent shall be under no obligation to

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commence or defend such proceedings. The rights of Escrow Agent under this paragraph are cumulative of all other rights which they may have by law or otherwise.

15.   Successors and Assigns.   This Escrow Agreement shall be binding upon the parties and their respective successors, heirs and assigns.

16.   Notices.   All notices, requests, demands and other communications pursuant to this Escrow Agreement shall be in writing, shall be deemed to have been effectively given: (i) when delivered personally, (ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, registered or certified and with proper postage prepaid, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows:

Notices to Buyer shall be addressed to:

Pierre Foods, Inc.
9990 Princeton Road
Cincinnati, Ohio 45246
Attention: Joseph W. Meyers
Telephone No.: (513) 874-8741
Facsimile No.: (513) 682-1330

with a required copy to:	Thompson Hine LLP
2000 Courthouse Plaza, N.E.
Dayton, Ohio 45201-8801
Attention: Linn S. Harson
Telephone No.: (937) 443-6842
Facsimile No.: (937) 443-6635

Notices to Shareholder shall be addressed to:

Richard S. Cawrse, Jr.
P.O. Box 333
Huron, Ohio 44839-0333
Telephone No.:(440) 960-0146
Facsimile No.: (440) 960-2358

with a required copy to:	Nicola, Gudbranson & Cooper, LLC
1400 Republic Building
25 W. Prospect Avenue
Cleveland, OH 44115
Attention: James R. Chriszt
Telephone No.: (216) 621-7227
Facsimile No.: (216) 621-3999

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Notices to the Escrow Agent shall be addressed to:

LaSalle Bank National Association
Corporate Trust Department
135 South LaSalle Street
Suite 1960
Chicago, IL 60603
Attention: Laura Mackey
Telephone No.: (312) 904-5859
Facsimile No.: (312) 904-2236

Any party or other recipient may from time to time change its address and facsimile number for purposes of this Escrow Agreement by giving notice of such change as provided herein.

17.   Amendment and Modification.   This Escrow Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

18.   Governing Law; Counterparts.   This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such State. This Escrow Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. A manual signature of a party to this Escrow Agreement transmitted to the other party (or counsel to the other party) by telecopy shall be deemed for all purposes to be an original signature.

19.   Entire Agreement.   The terms and conditions set forth herein and in the Purchase Agreement constitute the sole and exclusive agreement of Buyer, Shareholder, and the Escrow Agent relating to the subject hereof.

20.   Refusal to Honor Instructions.   Escrow Agent shall not honor any request either by Shareholder or Buyer contrary to the procedures set forth in this Agreement.

21.   Good Faith.   Buyer and Shareholder shall act in good faith in dealing with any matter which may give rise to a claim for refund, indemnification or reimbursement from the General Escrowed Funds, the Patent Escrowed Funds or the Baltimore Escrowed Funds.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Escrow Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

“Buyer”

PIERRE FOODS, INC.

By
Name:
Title:

“Shareholder”

RICHARD S. CAWRSE, JR.

“Escrow Agent”

LASALLE BANK NATIONAL ASSOCIATION

By
Name:
Title:

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SCHEDULE A

ESCROW AGENT
SCHEDULE OF FEES

Acceptance Fee:	$500.00*

Administration Fee:	$2,500.00*(plus $250 for each additional subaccount)

Wire Transfers	$20.00 each

Check Preparation and Mailing	$25.00 each

1099 Preparation and Reporting	$5.00 each ($250 annual minimum if any 1099 reports required for account)

THE ACCEPTANCE AND FIRST YEAR’S ANNUAL ADMINISTRATION FEES ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.

*Should the Escrow Account remain open for less than a full year after an initial twelve month period, the Annual Administration Fee will be prorated on a six-month basis.

Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:

Shareholder Servicing Payments: Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund’s 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund’s prospectus that will be provided to you.

Revenue Sharing Payments: Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account’s money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account’s investments is available upon request.

All out-of-pocket expenses will be billed at the Escrow Agent’s cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

Exhibit B

PIERRE FOODS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the        day of August, 2006 between PIERRE FOODS, INC., a North Carolina corporation (the “Company”), and RICHARD S. CAWRSE, JR. (“Employee”), under the following circumstances:

A.     Employee is the sole shareholder of Clovervale Farms, Inc., an Ohio corporation (“Clovervale”), which is engaged in the business of manufacturing and selling packaged foods products.

B.     Pursuant to a Share and Asset Purchase Agreement dated August 18, 2006 (the “Purchase Agreement”), the Company is purchasing all of the issued and outstanding capital stock of Clovervale and certain real property used in the Business.

C.     The Company desires to employ Employee, and Employee is willing to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.   Employment.   The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on a full-time basis as Vice President, Business Development. Employee shall report to, and shall be subject to the direction of, the Company’s President and Chief Executive Officer (or such other executive of the Company as the President and Chief Executive Officer of the Company from time to time may designate), and shall have such duties and responsibilities as may be assigned to him from time to time by such person. While employed by the Company pursuant to this Agreement, Employee shall devote all of his business time and effort to the performance of his duties hereunder.

2.   Term.   Employee’s employment under this Agreement shall commence on the date hereof and shall continue for a period of one year from such date (the “Initial Term”), and shall be automatically renewed thereafter for successive one year terms (each a “Renewal Term”) unless either party gives to the other written notice no fewer than sixty (60) days prior to the expiration of then-current Initial Term or Renewal Term that such party does not wish to extend Executive’s employment for a successive one-year term. The Initial Term and any Renewal Term, if any, shall be referred to herein as the “Term”.

3.   Compensation.

(a)   Base Salary.   Employee shall receive as compensation for his services under this Agreement an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) pro-rated for periods of less than twelve (12) months, or as increased from time to time by the President and Chief Executive Officer of the Company. Such base salary shall be paid in bi-weekly installments in accordance with the payroll schedule followed by the Company (less applicable withholding and other deductions). Base salary shall be reviewed and adjusted, but not decreased, by the Company at least annually.

(b)   Bonus.   In addition to any other compensation or consideration payable to Employee hereunder, commencing September 1, 2006, Employee shall be entitled to participate in the Company’s bonus program for employees, in accordance with the terms and conditions of such plan and the financial performance targets thereunder, which are generally expressed as an EBITDA target. For the remainder of the Company’s fiscal year ending March 3, 2007, Employee’s bonus program is as set forth on Exhibit A to this Agreement. The bonus plan and related targets shall be reviewed annually by the Employee and President and Chief Executive Officer.

4.   Other Benefits.   Employee shall be entitled to receive other benefits, as follows:

(a)   Automobile.   Employee shall be provided by the Company with an automobile for his use, and the associated expenses, maintenance, repairs and fuel.

(b)   Vacation.   Employee shall be entitled to that amount of vacation per year as Employee has been accustomed to receiving in the recent past; provided, however, that in no event shall Employee’s vacation exceed five (5) weeks for the remainder of calendar year 2006 and thereafter, five (5) weeks in any calendar year. Employee shall not be entitled to any compensation for unused vacation time.

(c)   Expenses.   The Company shall reimburse Employee for all reasonable travel expenses and other out-of-pocket expenses incurred by Employee in performing services requested by the Company in accordance with normal Company policies.

(d)   Other Benefit Plans.   Employee shall be entitled to participate in all of the Company’s employee benefit plans for which Vice Presidents of the Company are generally eligible, including without limitation, medical, dental, life, and accidental death and dismemberment insurance. Employee shall also be entitled to participate in the 401(k) savings plan covering employees of the Company, subject to the terms of such plan governing participation therein.

5.   Termination.   Employee’s employment under this Agreement shall terminate prior to the expiration of the Term in the following manner:

(a)   By Death or Disability.   Immediately upon the death of Employee during the Term, or, at the option of the Company, in the event of Employee’s disability, upon thirty (30) days notice to Employee. Employee will be considered “disabled” if, as a result of incapacity due to physical or mental illness or injury, Employee shall be unable to perform the material duties of his position on a full time basis for a period of two (2) consecutive months, even after reasonable accomodation for such disability or incapacity are provided by the Company or if providing such accommodations would be unreasonable, as determined by the President and Chief Executive Officer of the

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Company in his reasonable good faith judgment. Employee shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by the Company and authorizing such medical doctor or health care specialist to discuss Employee’s condition with the Company).

(b)   For Cause.   For “Cause” immediately upon written notice by the Company to Employee.

(i)     “Cause” shall mean, with respect to Employee, one or more of the following: (A) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (B) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (C) substantial and repeated willful failure to perform duties as reasonably directed by President and Chief Executive Officer (or such other executive of the Company as the President and Chief Executive Officer of the Company from time to time may designate) which is not cured to the President and Chief Executive Officer’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee; provided that the failure shall not be related to poor job performance or the overall underperformance of the Company and provided further, that the Company shall be required to provide only one such notice to Employee in any twelve month period and the second occurrence in any twelve-month period shall be cause for immediate termination of Employee’s employment without notice and an opportunity to cure; (D) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company or any of its subsidiaries; (E) willful breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries; or (F) any other willful misconduct with respect to the Company or any of its subsidiaries which is not cured to the President and Chief Executive Officer’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee.

(ii)    For purposes of this Section 5(b), no act, or failure to act, on Employee’s part shall be considered “willful” unless unilaterally done by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company and its subsidiaries.

(c)   Without Cause.   At any time after commencement of employment, the Company may, without Cause, and the Employee may terminate Employee’s employment, effective upon at least thirty (30) days’ prior written notice from the Company to Employee or Employee to the Company, as the case may be.

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6.   Occurrences Upon Termination.   Upon termination of Employee’s employment prior to the expiration of the Term in accordance with Section 5 hereof, Employee shall be subject to the following:

(a)   Cessation of Salary and Benefits.   The obligations of the Company to provide Employee all compensation and benefits as provided herein shall discontinue at the termination date of Employee’s employment, except as otherwise required herein or by law.

(b)   Payment of Bonus.   Bonus payments, if any, shall be made in accordance with the terms and conditions of the Company’s bonus program in effect for Employee at the time of such termination.

(c)   Surrender of Company Property.   Promptly upon termination of Employee’s employment prior to the expiration of the Term, Employee or Employee’s personal representative shall return to the Company (i) all Confidential Information (as hereinafter defined); (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or any of its subsidiaries that pertain to the business of the Company and its subsidiaries, whether in paper, electronic or other form; and (iii) all keys, credit cards, vehicles, and other property of the Company and its subsidiaries. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company and its subsidiaries and be subject at all times to its discretion and control.

(d)   Benefits.   With respect to any benefit plans or programs in which Employee is participating at the time of termination of his employment, Employee’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Employee which may then be in effect.

(e)   Termination Without Cause; Death/Disability.   During the Term, if the Employee’s employment is terminated by the Company without Cause or Employee’s employment is terminated by reason of death or disability, the Company shall continue to pay Employee or his estate as special severance payments hereunder Employee’s then current base salary as provided in Section 3(a) payable in regular installments over a period of one (1) year after termination in accordance with the normal payroll practices of the Company, but if and only if, Employee or, in the event of Employee’s death or disability, his executor or other personal representative, has executed and delivered to the Company a general release (“Release”) in customary form and substance as reasonably satisfactory to the Company and the Release has become effective, and only so long as Employee has not revoked or breached the provisions of the Release or breached the provisions of Section 7 or Section 8 hereof. In addition, notwithstanding Section 6(d) hereof, the Company shall maintain in full force and effect for the continued welfare benefit of Employee and, where applicable, Employee’s dependents to the extent such

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dependents were receiving such benefits prior to the termination of Employee’s employment, for the term of this one-year period after such termination, all employee welfare benefit plans and programs or arrangements in which Employee was entitled to participate immediately prior to the termination, provided that his continued participating is possible under the general terms and provisions of such plans and programs.

7.   Covenant Not to Disclose Confidential Information.   During Employee’s position with the Company and during the Term, Employee has and will become acquainted with confidential and proprietary information of the Company and its subsidiaries, in whatever form, whether oral, written, or electronic including, but not limited to, manner of operation, manufacturing processes and know-how, plant design, customer names and representatives, customer files, customer lists, customer specifications and requirements, product recipes, product pricing, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, terms and conditions of business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, personnel matters and confidential processes, designs, formulas, ideas, plans, devices and materials and other similar matters that are kept confidential (any and all such information being referred to herein as “Confidential Information”). The parties agree that the use of Confidential Information against the Company or any of its subsidiaries would seriously damage business of the Company and its subsidiaries. Accordingly, Employee agrees that he (individually or in concert with others) during or after the Term:

(a)    Shall not, directly or indirectly, use any Confidential Information for any purpose other than to benefit the Company and its subsidiaries, except with the prior written consent of the Company or as required by law;

(b)    Shall not, directly or indirectly, divulge, publish or otherwise reveal or allow to be revealed any Confidential Information as to any individual or entity except with the prior written consent of the Company or as required by law;

(c)    Shall refrain from any action or conduct that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of any Confidential Information; and

(d)    Shall have no rights to apply for, or to obtain any patent, copyright or other form of intellectual property protection regarding, any Confidential Information.

This restriction shall not apply to any Confidential Information that (i) becomes known generally to the public through no fault of Employee; (ii) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (ii) and (iii), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to

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seek a protective order or other appropriate confidential treatment of the applicable Confidential Information.

8.   Covenant Not to Compete.

(a)    During the Term and (i) in the event Employee’s employment is terminated by the Company without Cause, for a period of one (1) year, and (ii) in any other event, for a period of two (2) years following the expiration or earlier termination of the Term, Employee shall not nor shall he permit any of his affiliates to, directly or indirectly (whether as a principal, proprietor, consultant, partner, lender, licensor or holder of debt or equity securities or otherwise), engage in, assist or have any interest in, any person, firm, corporation or other business entity (other than a publicly-held corporation of which they collectively hold less than 1% of the voting power) which, competes, directly or indirectly, with the Business in any part of the United States. For purposes of this Agreement, “Business” shall mean the processing and distribution of packaged food products, but specifically excludes the processing and distribution of packaged food products utilizing the Chocolate Line (as such term is defined in the Purchase Agreement); other than the use of such Line, without the prior written consent of the Company, for the processing or distribution of any products sold by the Company on the date of this Agreement or at any time in the six (6) years prior to the date of this Agreement, including, but not limited to, sandwiches, dessert cups, compartmentalized meals, peanut butter and jelly bars, macaroni and cheese, pot pies, fruit cups, cobblers, yogurts, sherbets, italian ice, juicy pops, peanut butter cups, peanut butter and fudge bars, peanut butter and jelly bars.

(b)    During the Term and (i) in the event Employee’s employment is terminated by the Company without Cause, for a period of one (1) year, and (ii) in any other event, for a period of two (2) years following the expiration or earlier termination of the Term, Employee shall not and shall not permit any of his affiliates to, directly or indirectly, solicit, induce or influence any employee of the Company or any of its subsidiaries to leave the employment of the Company or such subsidiary.

(c)    Employee has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Company and its subsidiaries and are legally binding and enforceable and the enforcement thereof will not impair Employee’s ability to earn a livelihood. It is the intention of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

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(d)    Any failure by Employee or any of his affiliates to comply with the terms of this Section 8 may cause irreparable damages to the Company or its subsidiaries. Accordingly, in the event of a breach of any provision of this Section 8, the Company shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

(e)    Notwithstanding anything to the contrary contained herein, in the event the Company has breached any of its obligations under Section 3(a), 3(b), 4, 6(b), 6(d), or 6(e) of this Agreement, the obligation of Employee and his affiliates to comply with this Section 8 shall terminate and be of no further force or effect.

9.   Notices.   Any notice under this Agreement shall be deemed sufficiently given if in writing and either personally delivered or sent by registered, certified, or first class mail, postage prepaid, addressed to the party at the address set forth below, or at such other address as the party subsequently may designate by notice given in accordance with this section:

If to Employee, to:	Richard S. Cawrse, Jr.
P.O. Box 333
Huron, Ohio 44839-0333
Fax: (440) 960-2358

With a required copy to:	Nicola, Gudbranson & Cooper, LLC
1400 Republic Building
25 W. Prospect Avenue
Cleveland, Ohio 44115
Attn: James R. Chriszt
Fax: (216) 621-3999

If to the Company, to:	Pierre Foods, Inc.
9990 Princeton Road
Cincinnati, OH 45246
Attn: Joseph W. Meyers
Fax: (513) 682-1330

With a required copy to:	Thompson Hine LLP
2000 Courthouse Plaza N.E.
Dayton, Ohio 45401-8801
Attn: Linn S. Harson
Fax: (937) 443-6635

10.   Amendment; Waiver.   No modification, amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by both of the parties hereto. A waiver of any provision of this Agreement shall be effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise, and no

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delay in exercising, any right or power under this Agreement shall operate as a waiver of such right or power.

11.   Assignment.   Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

12.   Confidentiality; Covenant Not to Disparage.   Each party covenants and agrees with the other not to disclose the existence of the terms of this Agreement to any person at any time for any purpose, except that (a) either party may make such disclosures confidentially to the other party’s lawyers and accountants in connection with the rendition of their professional services or as otherwise required by law; and (b) the Company may make such disclosures as it deems to be required by applicable securities laws. Each party covenants and agrees with the other not to disparage the reputation of the other.

13.   Withholding.   All payments made under this Agreement shall be reduced by the amount of any income, unemployment, withholding, social security or other taxes which the Company may be required to deduct by applicable law.

14.   Entire Agreement.   This Agreement contains the entire agreement between the parties with respect to Employee’s employment by the Company and supersedes all prior agreements and understandings, oral or written, with respect to such employment.

15.   Governing Law.   This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such state.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

PIERRE FOODS, INC.

By
Name:
Title:

RICHARD S. CAWRSE, JR.

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EXHIBIT A
to Employment Agreement

Effective Date:
Employee Signature:
Manager Signature:

PIERRE FOODS, INC.
FISCAL 2007 EXECUTIVE INCENTIVE COMPENSATION PLAN

VICE PRESIDENTS
100% INTERNAL BUDGET PLAN
UNLIMITED POTENTIAL

PARTICIPANT:	RICK CAWRSE

INTERNAL BUDGET TARGET:	100% of Salary
MAXIMUM BONUS:	Unlimited
DRIVER:	Pierre Company Earnings Before Interest, Taxes, Depreciation and Amortization (Company EBITDA)

(f)            Executive Incentive Compensation Plan Summary

The Fiscal 2007 Executive Incentive Compensation Plan is a performance based annual plan with quarterly partial interim bonus payments.  This Summary is issued subject to the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof.

To be eligible for the annual bonus, the employee must be employed by Pierre through the completion of Fiscal 2007.  Employees hired during the fiscal year are eligible for bonus beginning the first full quarter they are employed by the Company.  Payments are not made to employees for quarters of partial employment.

The internal budget target and maximum bonus is based on the above percentages applied to the annual salary effective at the beginning of the fiscal year, or March 5, 2006.

Bonus will be paid as follows:

Quarterly partial interim payments are based on period-to-date actual Company EBITDA plus remainder of the year projected Company EBITDA.  Quarterly interim payments are prorated based on the number of fiscal quarters completed and are paid at 75% of the quarterly estimated bonus.  The remainder calculated under the annual plan will be paid following the audit and filing of the Company’s annual financial statements with the SEC.

See attached Schedule I for payment schedule.